UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CarMax, Inc.
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Dear Fellow CarMax Shareholders:

I am pleased to invite you to attend the 2021 annual meeting of CarMax, Inc. shareholders, which will be held on Tuesday, June 29, 2021. The attached notice of annual shareholders meeting and proxy statement are your guides to the meeting.

Our fiscal year began on March 1, 2020 and within weeks approximately half of our stores were closed or operating under significant restrictions due to the outbreak of the novel coronavirus (“COVID-19”). By early April our used vehicle sales were down by as much as 75% due to COVID-19’s impact on consumer demand and the steps CarMax took to address public health concerns and government mandates. Even after this initial period, many of the limitations on our business – local and state occupancy restrictions, social distancing measures, economic dislocations – continued throughout the fiscal year.

In response to the challenges presented by the pandemic, CarMax acted quickly to adapt operations to the new circumstances and position the company for success after the pandemic recedes. We were able to deliver exceptional customer experiences while remaining financially strong. That financial strength enabled us to continue to aggressively invest in our core business and pursue new growth opportunities. Among many other accomplishments, we:

•Completed the national rollout of our omni-channel experience, giving us a common platform across all of CarMax that leverages our scale, nationwide footprint and infrastructure;
•Moved all wholesale auctions into a virtual environment;
•Introduced a new online instant appraisal offering, strengthening our leadership as the largest buyer, and positioning us to become the largest online buyer, of used autos from consumers;
•Introduced the Love Your Car Guarantee, an industry-leading, signature customer experience; and
•Announced our agreement to acquire Edmunds, one of the most well established and trusted online guides for automotive information and a recognized industry leader in digital car shopping innovations.

On behalf of the Board of Directors, we are proud of the resiliency shown by the entire CarMax organization over the past year and look forward to the future with confidence and optimism.

Shareholders will be able to attend and participate in the virtual meeting online, including voting shares and submitting questions. Instructions and information on how to participate in the meeting can be found on page 68 of the proxy statement.

We also are pleased to furnish proxy materials to shareholders primarily over the internet. On or about May 11, 2021, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and to vote online. Internet distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the annual shareholders meeting, and conserves natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Whether or not you will be attending our virtual annual shareholders meeting, your vote is very important to us. I encourage you to cast your ballot by internet, by telephone, by mail (if you request a paper copy), or during the annual shareholders meeting.

Thank you for your continued trust in CarMax.

Sincerely,

Thomas J. Folliard
Chair of the Board of Directors
May 11, 2021

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

When:	Tuesday, June 29, 2021, at 1:00 p.m. Eastern Time
Where:	This year’s meeting is a virtual annual shareholders meeting held at: www.virtualshareholdermeeting.com/KMX2021
Items of Business:	(1)	To elect the twelve directors named in the proxy statement to our Board of Directors.
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm.
	(3)	To vote on an advisory resolution to approve the compensation of our named executive officers.
	(4)	To vote on the shareholder proposal regarding a report on political contributions, if properly presented at the meeting.
	(5)	To transact any other business that may properly come before the annual shareholders meeting or any postponements or adjournments thereof.
Who May Vote:	You may vote if you owned CarMax common stock at the close of business on April 23, 2021.

By order of the Board of Directors,

Eric M. Margolin
Executive Vice President,
General Counsel and Corporate Secretary
May 11, 2021

Potential Payments Upon Termination or Change-in-Control	54
CEO Pay Ratio	59
DIRECTOR COMPENSATION	60
PROPOSAL FOUR: SHAREHOLDER PROPOSAL REGARDING A REPORT ON POLITICAL CONTRIBUTIONS	62
CARMAX SHARE OWNERSHIP	65
GENERAL INFORMATION	68

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information, please review this entire proxy statement and CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2021.

Business Highlights
Our fiscal 2021 results were significantly impacted by the COVID-19 pandemic, most significantly during our first quarter, which overlapped with the escalation of the pandemic and widespread lockdowns. During the first quarter, more than 80% of the days were negatively impacted by a mix of store closures and limited operations. Stores that remained open were subject to occupancy restrictions. For that quarter, comparable store used unit sales declined 41.8%, net sales and operating revenues declined 39.8%, and net earnings declined 98.1%.

Despite the severe initial impact, we quickly adjusted our business to the demands of the pandemic marketplace. Among other steps, we moved all of our auctions online in April 2020 and completed our omni-channel rollout in the second quarter of fiscal 2021. Throughout the rest of the year, the pandemic and its consequences created significant volatility in our business, but we were able to adjust despite continued store occupancy limitations, consumer uncertainty, and economic disruptions. Our full year results recovered substantially from first quarter declines, and for the first month of our fiscal 2022 year we were able to report robust used unit sales growth when compared with COVID-impacted March 2020 and a record March 2019.

Additional information about our fiscal 2021 results can be found in our Annual Report on Form 10-K for the fiscal year ended February 28, 2021.

Strategic Initiatives and Accomplishments	Despite the impact of COVID-19, we completed the nationwide roll out of our omni-channel platform and online instant appraisal offer. By the end of fiscal 2021, approximately 25% of our customers were eligible to buy a vehicle online independently and approximately 75% of our customers advanced their transaction digitally during the fourth quarter of fiscal 2021.
Revenues	Net sales and operating revenue decreased 6.7% to $18.95 billion.
Earnings	Net earnings decreased 15.9% to $746.9 million and net earnings per diluted share decreased 15.2% to $4.52.
Units	Total used unit sales decreased 9.7% and comparable store used unit sales decreased 11.7%. Total wholesale unit sales decreased 8.6%.
CarMax Auto Finance	CarMax Auto Finance (“CAF”) finished the year with income of $562.8 million, an increase of 23.4% over the prior year.
Share Repurchases	We continued our share repurchase program in fiscal 2021, buying back 2.4 million shares with a market value of $216.3 million.
Seventeenth Year on Fortune “Best Companies” List	We were named by Fortune magazine as one of its 100 Best Companies to Work For® for the seventeenth year in a row.

Corporate Responsibility and Governance Highlights

NET ZERO COMMITMENT

On March 18, 2021, we announced our commitment to achieving net zero greenhouse gas (GHG) emissions by 2050 and a 50% reduction in GHG emissions by 2025. We believe we have established a clear roadmap to meet our 2025 target and have implemented a number of efforts already to help achieve that goal. Longer term, we intend to evaluate all aspects of our business to see what additional measures we can implement to achieve our 2050 goal.

In addition to our net zero initiative, we are focused on expanding the market for electric vehicles. With the goal of becoming a leader in the market for used electric vehicles, we are investing in the training, tools, and internal infrastructure to strengthen our ability to service and recondition electric vehicles to our high standards.

TECHNOLOGY AND INNOVATION COMMITTEE

Over the past several years we have reimagined our business through digital innovation and technological expansion on the path to becoming a fully omni-channel retailer. Executing on this long term strategy requires close oversight from our Board, which has devoted significant time during and outside of its meetings to provide management with advice and guidance around these initiatives. At the same time, cybersecurity risks require constant and growing vigilance to mitigate. In recent years, our management team has quarterly briefed either the full Board or the Audit Committee on topics related to technology and cybersecurity risk.

In recognition of the increasing time spent by the Board on these matters and the significant expertise certain directors could bring to a committee focused solely on technology matters, the Board formed a standing Technology and Innovation Committee in April 2021. The Committee will provide oversight and guidance across a number of our most important strategic initiatives, including the continued deployment and enhancement of our omni-channel capabilities, the development of other digital businesses and opportunities, and the further growth of our data analytics and machine learning capabilities. The Technology and Innovation Committee will also have primary oversight responsibility for CarMax’s technology risk management, including oversight of information technology, cybersecurity, and data privacy risks.

The initial members of the Committee, Sona Chawla (chair), Mark F. O’Neil, and Marcella Shinder, all bring significant relevant technology experience to the Committee. Additional information on their background and qualifications can be found in the director nominee information beginning on page 7.

KEY CORPORATE RESPONSIBILITY AND GOVERNANCE PRACTICES

Annual election of all directors	Majority voting for directors
10 of 12 director nominees are independent	Proxy access adopted
6 new independent directors since 2017	Annual “say on pay” vote
Responsibility Reporting	Board oversight of risk management program
Net Zero 2050 Commitment	Formation of a new Technology and Innovation Committee

Annual Meeting of Shareholders

When	Tuesday, June 29, 2021, at 1:00 p.m., Eastern Time
Where	This year’s meeting is a virtual-only annual shareholders meeting. There will be no in person meeting location.
Who May Attend the Virtual Meeting	All shareholders as of the record date may attend the meeting.
Record Date	April 23, 2021
Virtual Meeting Website	www.virtualshareholdermeeting.com/KMX2021

Voting Matters and Board Recommendations

Agenda Item		Board Recommendation	Page of Proxy Statement

1.	Election of Twelve Directors	FOR each Director nominee	7
2.	Ratification of Auditors	FOR	26
3.	Advisory Approval of Executive Compensation	FOR	29
4.	Shareholder Proposal regarding a Report on Political Contributions	AGAINST	62

Virtual Annual Meeting Attendance

In light of the continuing uncertainty around public health concerns and restrictions resulting from the COVID-19 pandemic, this year our annual shareholders meeting will again be held virtually and there will be no in-person meeting location. Shareholders will be able to attend and participate in the virtual meeting, including voting their shares and asking questions.

To attend and participate in our annual meeting:

•Visit www.virtualshareholdermeeting.com/KMX2021
•Enter the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

Our annual meeting will begin promptly at 1:00 p.m., Eastern Time, on June 29, 2021. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure you can hear the streaming audio. You may begin to log into the virtual platform beginning at 12:45 p.m., Eastern Time, on June 29, 2021. Additional instructions and information on how to participate can be found on page 68.

Proposal One:
Election of Directors

We are asking you to vote “FOR” the following candidates for election to our Board of Directors.

Nominee	Age	Director Since	Independent	Principal Occupation	Committee Membership
Peter J. Bensen	58	2018	Yes	Retired Chief Administrative Officer and Corporate Executive Vice President and Chief Financial Officer of McDonald's Corporation, a global restaurateur and franchisor	Audit
Ronald E. Blaylock	61	2007	Yes	Founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund	Compensation and Personnel
Sona Chawla	53	2017	Yes	Chief Growth and Innovation Officer at CDW Corporation, a leading business technology company	Compensation and Personnel; Technology and Innovation
Thomas J. Folliard	56	2006	No	Non-Executive Chair of the Board, CarMax, Inc. and Retired President and Chief Executive Officer of CarMax, Inc.	N/A
Shira Goodman	60	2007	Yes	Advisory Director, Charlesbank Capital Partners and Retired Chief Executive Officer of Staples, Inc., an office supply retailer	Nominating and Governance
Robert J. Hombach	55	2018	Yes	Retired Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta Incorporated, a biopharmaceutical company	Audit
David W. McCreight	58	2018	Yes	Retired President of Urban Outfitters, Inc., an international consumer products retailer and wholesaler, and Chief Executive Officer of its Anthropologie Group. Chief Executive Officer of Lulu's, an online fashion retailer	Audit
William D. Nash	52	2016	No	President and Chief Executive Officer of CarMax, Inc.	N/A
Mark F. O'Neil	62	2019	Yes	Retired Chief Operating Officer of Cox Automotive, Inc., a global automotive services and software company and owner of Manheim, an automobile auction company	Audit; Technology and Innovation
Pietro Satriano	58	2018	Yes	Chief Executive Officer of US Foods Holding Corp., a publicly held foodservice distributor	Nominating and Governance
Marcella Shinder	54	2015	Yes	Advisory Director, Charlesbank Capital Partners and Retired Global Head of Partnerships at WeWork Companies Inc., a technologically driven global provider of shared working spaces	Nominating and Governance; Technology and Innovation
Mitchell D. Steenrod	54	2011	Yes	Retired Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops	Compensation and Personnel

BOARD NOMINEE SNAPSHOT

Our Board has undergone significant refreshment over the past several years. Six of our ten independent director nominees have joined the Board since 2017.

The average tenure on our Board is 6 years, and the average age of our directors is 57 years.

Proposal Two:
Ratification of Auditors

We are asking you to ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as our independent auditors for fiscal 2022. The following table summarizes the fees billed by KPMG for fiscal 2020 and 2021.

	Audit Fees	Audit-Related Fees	Tax Fees	Total Fees
Fiscal 2021	$2,193,000	$570,000	$1,462	$2,764,462
Fiscal 2020	$2,428,374	$563,000	$107,991	$3,099,365

Proposal Three:
Executive Compensation

We are asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last two annual shareholders meetings, a significant majority of our shareholders supported our executive compensation program, with approximately 98% and 96% of votes cast in 2019 and 2020, respectively, voting in favor of our program. We design our compensation plans to tie pay to performance. The following chart illustrates the relationship over the last three fiscal years between our net earnings and the target total direct compensation (i.e., base salary, target annual incentive bonus, and long-term equity grants) paid to our Chief Executive Officer (“CEO”).

Net Earnings and CEO Target Total Direct Compensation
You will find additional information on our executive compensation program beginning on page 30.

Proposal Four:
Shareholder Proposal for a Report on Political Contributions
The Board recommends a vote against this proposal, which would require that CarMax make certain political contribution disclosures. CarMax’s political contributions, while purposeful, are limited in amount; subject to the CarMax Corporate Political Contribution Policy and Board oversight; and already disclosed as required under state contribution disclosure laws. Shareholders rejected nearly identical proposals at the 2016, 2017, 2018, and 2019 annual shareholders meetings. The Board continues to believe that adoption of the shareholder proposal is both unnecessary and not in the best interest of shareholders.

Next Year’s Annual Shareholders Meeting

Expected Date of 2022 Annual Shareholders Meeting	June 28, 2022
Deadline for Shareholder Proposals	January 11, 2022

PROPOSAL ONE: ELECTION OF DIRECTORS

We are asking you to vote for the election of the twelve director nominees listed on the following pages. Our Board has nominated these individuals at the recommendation of our independent Nominating and Governance Committee. The Committee based its recommendation on, among other things, the results of an annual Board and peer evaluation process, as well as the integrity, experience, and skills of each nominee. All of the nominees are current directors who were elected by shareholders at our 2020 annual meeting.

Our Board is declassified and elected on an annual basis. Accordingly, each director nominee is standing for election to hold office until our 2022 annual meeting of shareholders. CarMax uses a majority vote standard for the election of directors. This means that to be elected in uncontested elections, each nominee must be approved by the affirmative vote of a majority of the votes cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the Board nominates one.

The table below summarizes the key experience, qualifications and attributes for each director nominee and highlights the balanced mix of experience, qualifications and attributes of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.

	Leadership and Industry Experience				Functional Experience
	Other Public Company Board Experience	CEO/COO/Division President	CFO	Relevant Industry Experience	Accounting & Finance	Innovation and Disruption	Data Analytics	E-commerce	Technology & Cybersecurity	Product, Marketing & Media	Regulatory	Human Capital Manage-ment	Risk Oversight	Strategic Planning
Peter J. Bensen	✓		✓		✓				✓				✓	✓
Ronald E. Blaylock	✓	✓			✓		✓			✓		✓	✓	✓
Sona Chawla	✓	✓		✓		✓	✓	✓	✓	✓				✓
Thomas J. Folliard	✓	✓		✓		✓	✓	✓			✓	✓	✓	✓
Shira Goodman	✓	✓		✓		✓		✓		✓		✓		✓
Robert J. Hombach	✓	✓	✓		✓	✓			✓		✓	✓	✓	✓
David W. McCreight	✓	✓		✓		✓	✓	✓		✓		✓		✓
William D. Nash		✓		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Mark F. O’Neil	✓	✓		✓		✓	✓	✓	✓	✓	✓	✓	✓	✓
Pietro Satriano	✓	✓				✓	✓	✓		✓		✓	✓	✓
Marcella Shinder				✓		✓	✓	✓	✓	✓		✓		✓
Mitchell D. Steenrod	✓		✓	✓	✓		✓	✓	✓		✓	✓	✓	✓

BOARD NOMINEE SNAPSHOT

The following pages include information about the nominees. This information includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a CarMax director.

The Board recommends a vote FOR each of the nominees.

PETER J. BENSEN Director since: 2018 Age: 58 Independent

Mr. Bensen retired from McDonald’s Corporation, following a 20-year career, in 2016. He served as Chief Administrative Officer of McDonald’s from 2015 to 2016. Before that he served as Corporate Executive Vice President and Chief Financial Officer of McDonald’s from 2008 to 2014, when he was promoted to Corporate Senior Executive Vice President and Chief Financial Officer, a position he held until 2015. During his tenure as Chief Administrative Officer and Chief Financial Officer, Mr. Bensen also had oversight responsibility for information technology, supply chain, and other support departments. Before joining McDonald’s in 1996, Mr. Bensen was a senior manager at Ernst & Young LLP.

Qualifications

Mr. Bensen’s long-standing service as the chief financial officer, and in other administrative, financial, and accounting roles, at a global, iconic company qualify him to serve on our Board. He brings to our Board extensive management experience and financial expertise, as well as his background as a key executive helping to shape McDonald’s strategic response to a changing market environment.

Other Current Directorships Other Directorships within Past 5 Years Lamb Weston Holdings, Inc. None.

RONALD E. BLAYLOCK Director since: 2007 Age: 61 Independent

Mr. Blaylock is the founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund focused on industrial business-to-business companies. Prior to founding GenNx360 in 2006, Mr. Blaylock was Chief Executive Officer of Blaylock & Company, a full-service investment banking firm that he founded in 1993. Previously, Mr. Blaylock held senior management positions with PaineWebber and Citigroup.

Qualifications

Mr. Blaylock’s experience managing two successful investment enterprises, as well as his considerable capital markets and finance experience, qualify him to serve on our Board. Mr. Blaylock’s years of relevant experience growing companies, serving as a strategic advisor and serving on other public company boards enable him to provide additional insight to our Board.

Other Current Directorships Other Directorships within Past 5 Years Pfizer Inc. Urban One, Inc. (2002-2019) W. R. Berkley Corporation Advantage Solutions Inc.

SONA CHAWLA Director since: 2017 Age: 53 Independent

Ms. Chawla has served as the Chief Growth and Innovation Officer at CDW Corporation, a leading technology solutions provider to business, government, education and healthcare customers, since January 2020. She is responsible for strategy, e-commerce, technology, operations, marketing, and product and partner management. Prior to joining CDW, she was President of Kohl's Corporation from May 2018 to October 2019. Ms. Chawla joined Kohl’s in November 2015, serving as Chief Operating Officer until September 2017 and as President-Elect from September 2017 to May 2018. At Kohl’s her responsibilities encompassed omnichannel operations, including stores, e-commerce, technology, logistics & supply chain, and corporate strategy. Before joining Kohl’s, Ms. Chawla served at Walgreens as its President of Digital and Chief Marketing Officer from February 2014 to November 2015 and as its President, E-commerce from January 2011 to February 2014. Prior to joining Walgreens, Ms. Chawla was vice president of global online business at Dell, Inc. Before Dell, Ms. Chawla worked at Wells Fargo’s Internet Services Group, where she held several roles including executive vice president of online sales, service and marketing.

Qualifications

As Chief Growth and Innovation Officer at a leading business technology company that specializes in providing products, solutions and services, Ms. Chawla brings the perspective of an executive driving innovation for businesses accelerating their digital transformation and responding to the evolving technology landscape. Her background and operating executive experience in retail, including e-commerce, omnichannel strategy, store operations, logistics, and information and digital technology strengthen the business and strategic insight of our Board.

Other Current Directorships Other Directorships within Past 5 Years None. None.

THOMAS J. FOLLIARD Director since: 2006 Age: 56 Non-Executive Chair of the Board

Mr. Folliard has been the Non-Executive Chair of the Board of CarMax since August 2016. He joined CarMax in 1993 as senior buyer and became Director of Purchasing in 1994. He was promoted to Vice President of Merchandising in 1996, Senior Vice President of Store Operations in 2000 and Executive Vice President of Store Operations in 2001. Mr. Folliard served as President and Chief Executive Officer of CarMax from 2006 to February 2016 and retired as Chief Executive Officer in August 2016.

Qualifications

During his ten years as CEO, Mr. Folliard successfully led CarMax through the company’s establishment as a national brand and a time of significant growth, during which its store base and total revenues more than doubled and its net income quadrupled. With his long tenure at CarMax, Mr. Folliard brings to the board significant executive experience and in-depth knowledge of our company, the auto retail industry, and the continued deployment of technology within the industry.

Other Current Directorships Other Directorships within Past 5 Years PulteGroup, Inc. DAVIDsTEA, Inc. (2014-2017)

SHIRA GOODMAN Director since: 2007 Age: 60 Independent

Ms. Goodman was the Chief Executive Officer of Staples, Inc. Ms. Goodman joined Staples in 1992 and held a variety of positions of increasing responsibility in general management, marketing and human resources, including serving as Executive Vice President, Marketing from 2001 to 2009, Executive Vice President, Human Resources from 2009 to 2012, Executive Vice President, Global Growth from 2012 to 2014, President, North American Commercial from 2014 to 2016, President, North American Operations from February to June 2016, Interim Chief Executive Officer from June to September 2016, and Chief Executive Officer from September 2016 to January 2018. From 1986 to 1992, Ms. Goodman worked at Bain & Company and helped develop the business plan for Staples’ initial delivery business. This business subsequently grew into a leading e-commerce site under Ms. Goodman’s leadership while at Staples. Ms. Goodman joined Charlesbank Capital Partners, a private equity firm, in 2019 as an Advisory Director. At Charlesbank, Ms. Goodman provides business development and strategic guidance to B2B and B2C companies and is responsible for leading Charlesbank’s ESG efforts across the firm and its portfolio companies.

Qualifications

Ms. Goodman’s experience as the chief executive and senior executive in other leadership positions in operations, retail marketing, human resources and business growth at an internationally renowned retailer qualify her to serve on our Board. During her years at Staples, the company underwent a robust digital transformation and grew from a mid-sized US retailer into a global multi-channel distributor with a powerful presence in retail, e-commerce and B2B delivery.

Other Current Directorships Other Directorships within Past 5 Years

CBRE Group, Inc. Henry Schein, Inc. (2018-2021 (not standing for reelection at their
                                                                                             2021 annual meeting of shareholders))
                                                                                             Staples, Inc. (2016-2017)

ROBERT J. HOMBACH Director since: 2018 Age: 55 Independent

Mr. Hombach is the retired Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta, a biopharmaceutical company, a position he held from 2015 until the acquisition of Baxalta by Shire PLC in 2016. Baxalta was spun off from its parent, Baxter, in 2015, where Mr. Hombach served as Vice President and Chief Financial Officer from 2010 until the Baxalta spin off. Mr. Hombach began his career at Baxter, a global healthcare company, in 1989 and served in a number of roles there, including as Vice President of Finance EMEA from 2004 to 2007 and Treasurer from 2007 to 2010.

Qualifications

Mr. Hombach’s considerable executive and financial experience qualify him to serve on our Board. His background as an executive at large, multi-national corporations undertaking complex strategic and transactional transitions, in addition to his operational and financial expertise, strengthen the business and strategic insight of our Board.

Other Current Directorships Other Directorships within Past 5 Years BioMarin Pharmaceutical Inc. None. Aptinyx Inc.

DAVID W. MCCREIGHT Director since: 2018 Age: 58 Independent

Mr. McCreight is the retired President of Urban Outfitters, Inc., parent of Urban Outfitters, Anthropologie Group, and Free People consumer brands whose products are distributed internationally through their digital, retail, and wholesale channels. Mr. McCreight served as President of Urban Outfitters, Inc. from 2016 to 2018 and Chief Executive Officer of Anthropologie from 2011 to 2018. During his tenure as CEO of Anthropologie, Mr. McCreight led the company’s transformation from a store-centric brand to a best-in-class omnichannel platform while enhancing its customers’ brand experience. Previously, Mr. McCreight served as President of Under Armour from 2008 until 2010; and he was President, from 2005 to 2008, and Senior Vice President, from 2003 to 2005, of Lands’ End. In April 2021, Mr. McCreight was named Chief Executive Officer of Lulu’s Fashion Lounge Holdings, Inc., a privately-held online fashion and lifestyle retailer.

Qualifications

Mr. McCreight has executive experience leading high-profile retail brands in highly competitive and fast-evolving marketplaces. For over twenty years, Mr. McCreight led organizations in developing omnichannel strategies and digital competencies to expand the reach for new customers and strengthen relationships with existing customers. His deep experience as an omnichannel brand executive and successful track record qualify him to serve on our Board, particularly as CarMax continues to differentiate and grow its brand and enhance its omnichannel strategy.

Other Current Directorships Other Directorships within Past 5 Years Wolverine World Wide, Inc. DAVIDsTEA, Inc. (2014-2018)

WILLIAM D. NASH Director since: 2016 Age: 52 President and Chief Executive Officer

Mr. Nash has been the President and Chief Executive Officer of CarMax since September 2016. He was promoted to President in February 2016. In 2012, he assumed the role of Executive Vice President, Human Resources and Administrative Services, where he oversaw human resources, information technology, procurement, loss prevention, employee health & safety, and construction & facilities. In 2011, Mr. Nash was promoted to Senior Vice President, Human Resources and Administrative Services. Previously, he served as Vice President and Senior Vice President of Merchandising, after serving as Vice President of Auction Services. Mr. Nash joined CarMax in 1997 as auction manager. Before joining CarMax, Mr. Nash, a CPA, held a variety of accounting roles at Circuit City.

Qualifications

As the chief executive officer of CarMax, Mr. Nash leads the Company’s day-to-day operations and is responsible for establishing and executing the Company’s strategic plans. His significant experience in the auto retail industry, his tenure with CarMax and his motivational leadership of more than 25,000 CarMax associates qualify him to serve on our Board.

Other Current Directorships Other Directorships within Past 5 Years None. None.

MARK F. O’NEIL Director since: 2019 Age: 62 Independent

Mr. O’Neil retired as Chief Operating Officer of Cox Automotive, a global automotive services and software company, in March 2019 after being named to the position in 2016 following Cox’s acquisition of Dealertrack Technologies, Inc., a publicly traded provider of software, marketing and e-commerce services for automotive retailers. At Cox, Mr. O’Neil led the rebuild of the Autotrader website to make it more interactive for consumers. Mr. O’Neil was CEO of Dealertrack from 2001 until the sale to Cox in 2015 and also served as President from 2001 to 2014. He was a director of Dealertrack from 2001 to 2015 and Chairman of the Board from 2005 to 2015. As CEO of Dealertrack, Mr. O’Neil led the company’s growth in becoming the leading provider of web-based software solutions and services for all major segments of the automotive retail industry, including creating the largest online auto credit application network in the U.S. and Canada. Mr. O’Neil began his career at Intel Corporation and subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to work on the development and rollout of CarMax, serving in various roles at CarMax from 1992 until 2000, including as Vice President from 1997 to 2000. From 2000 through 2001, Mr. O’Neil was President and COO of Greenlight.com, an online automotive sales website.

Qualifications

Mr. O’Neil’s extensive experience as a chief executive and a leader at the intersection of auto retail and technology uniquely qualifies him to serve on our Board. During his over 30-year career in auto retail, Mr. O’Neil led several companies through periods of significant retail innovation, using technology solutions to disrupt and transform financing, insurance, marketing and other activities within the automotive retail sales and service processes.

Other Current Directorships Other Directorships within Past 5 Years None. None.

PIETRO SATRIANO Director since: 2018 Age: 58 Independent

Mr. Satriano has been the Chief Executive Officer and a director of US Foods Holding Corp., a publicly held foodservice distributor, since July 2015 and Chairman of the US Foods board since December 2017. Prior to that, Mr. Satriano served as Chief Merchandising Officer of US Foods from February 2011 until July 2015. Before joining US Foods, Mr. Satriano was President of LoyaltyOne Canada from 2009 to 2011 and served in a number of leadership positions at Loblaw Companies Limited, including Executive Vice President, Loblaw Brands, and Executive Vice President, Food Segment, from 2002 to 2008. Mr. Satriano began his career in strategy consulting, first in Toronto, Canada with what is now The Boston Consulting Group, and then in Milan, Italy with the Monitor Company.

Qualifications

Mr. Satriano’s chief executive experience at US Foods, as well as his extensive executive experience at consumer-facing companies, qualify him to serve on our Board. In his role as CEO, Mr. Satriano is leading US Foods’ strategy of using technology and e-commerce solutions to fuel future growth in the highly-competitive and rapidly-evolving foodservice distribution industry.

Other Current Directorships Other Directorships within Past 5 Years US Foods Holding Corp. None.

MARCELLA SHINDER Director since: 2015 Age: 54 Independent

Ms. Shinder served as Global Head of Partnerships at WeWork Companies, Inc. a technologically driven global provider of shared working spaces, from April 2019 to November 2019. Ms. Shinder joined WeWork in March 2018, serving as Global Head of Marketing until April 2019. At WeWork, Ms. Shinder was responsible for leading a global, integrated, omnichannel marketing agenda. Prior to WeWork, Ms. Shinder was Chief Marketing Officer at WorkMarket, a venture-backed enterprise software-as-a-service company acquired by ADP, from 2016 until 2018. Before that, Ms. Shinder was Chief Marketing Officer of Nielsen Holdings plc, a global measurement and data analytics company from 2011 to 2016 where she transformed the company’s digital properties and positioned it for success as a leader in digital measurement. Prior to joining Nielsen, Ms. Shinder held various executive roles during her 17 years with American Express, including Head of Marketing and General Manager of divisions including OPEN Small Business and Global Business Travel where her work and leadership earned numerous industry accolades for digital leadership and marketing innovation. Ms. Shinder joined Charlesbank Capital Partners, a private equity firm, in 2020 as an Advisory Director. Ms. Shinder is also a founding member of Brilliant Friends Investing, a venture capital fund for women-founded businesses.

Qualifications

Ms. Shinder’s experiences as the lead marketing officer of innovative technology companies, as a senior executive at a leading global measurement and data analytics company, and at a large consumer financial services organization focused on consumer lending, qualify her to serve on our Board. Further, Ms. Shinder’s deep experience with omnichannel media and marketing, digital transformation, big data and analytics, AI and advanced technologies, cybersecurity, marketing and product innovation, and social media and branding enable her to provide additional insight to our Board and its committees.

Other Current Directorships Other Directorships within Past 5 Years None. None.

MITCHELL D. STEENROD Director since: 2011 Age: 54 Lead Independent Director

Mr. Steenrod is the retired Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops. Mr. Steenrod joined Pilot Travel Centers in 2001 as controller and treasurer. In 2004, he was promoted to Senior Vice President and Chief Financial Officer and held this position until his retirement in 2018. During his tenure as CFO, Mr. Steenrod also had oversight responsibility for the technology, business development, supply chain and legal departments. Previously, he spent 12 years with Marathon Oil Company and Marathon Ashland Petroleum LLC in a variety of positions of increasing responsibility in accounting, general management and marketing.

Qualifications

Mr. Steenrod’s extensive retail industry and operational experience as well as his experience implementing successful growth strategies, including participating in several large acquisitions and business combinations at Marathon Ashland Petroleum LLC and Pilot, qualify him to serve on our Board. Additionally, Mr. Steenrod’s extensive financial and accounting experience, including his years of experience as a chief financial officer, strengthens our Board through his understanding of accounting principles, financial reporting rules and regulations, internal controls, and technology oversight.

Other Current Directorships Other Directorships within Past 5 Years Recharge Acquisition Corp. None.

CORPORATE GOVERNANCE

CarMax is committed to good corporate governance. In this section of the proxy statement we describe our governance policies and practices and the role our Board plays in shaping them.

Overview

Our business and affairs are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act, our articles of incorporation and our bylaws. The standing committees of the Board are the Audit Committee, the Compensation and Personnel Committee, the Nominating and Governance Committee, and the Technology and Innovation Committee.

The Board and its committees direct our governance practices. The Board has made significant changes to those practices in recent years in response to shareholder feedback and based on evolving practices and the Board’s independent judgment. Demonstrating its continued interest in adopting meaningful shareholder focused changes, since 2011 the Board has:
•approved a majority vote standard for the election of directors,
•allowed CarMax’s shareholder rights plan to expire without renewal,
•established annual elections for all directors,
•adopted a mandatory director retirement policy providing that directors, with limited exceptions, may not stand for reelection after reaching age 76,
•adopted a proxy access right for eligible CarMax shareholders, and
•added a standing Technology and Innovation Committee.

These changes supplement longstanding good governance practices, such as maintaining a largely independent Board (10 of 12 director nominees) and appointing a lead independent director to lead meetings of the independent directors and work alongside the chair.

As part of its commitment to board refreshment and seeking diverse perspectives and skills in new directors, in recent years the Board has added six independent directors (Ms. Chawla in 2017, Mr. Bensen, Mr. Hombach, Mr. McCreight, and Mr. Satriano in 2018, and Mr. O’Neil in 2019).

In addition to improvements to our governance practices, we have implemented several initiatives and programs to support our commitment to having a positive impact on our people, communities, and the environment. We discuss these initiatives and programs as well as reporting our progress in environmental, social, and governance (ESG) matters in our annual Responsibility Report, which we first published in December 2019. The preparation of the report is overseen by a management level ESG Leadership Team, which reports directly to Bill Nash, our Chief Executive Officer and President. In addition, the Nominating and Governance Committee has oversight for corporate and social responsibility, environmental, and sustainability matters, including the Responsibility Report. We expect to publish the 2021 Responsibility Report on our website on or around May 28, 2021.

The Board has approved documents that memorialize our governance standards and practices. These documents include our bylaws, our corporate governance guidelines and a code of business conduct. These documents, each of which is described below, are available under the “Governance” link at investors.carmax.com. We will send you a printed copy of any of these documents without charge, upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Bylaws	Our bylaws regulate the corporate affairs of CarMax. They include provisions relating to shareholder meetings, voting, the nomination of directors and the proxy access right.
Corporate Governance Guidelines	Our corporate governance guidelines set forth the Board’s practices with respect to its responsibilities, qualifications, performance, direct access to associates and independent advisors, compensation, continuing education, and management evaluation and succession. The guidelines also include director stock ownership requirements.
Code of Business Conduct
Our code of business conduct is the cornerstone of our compliance and ethics program. It applies to all CarMax associates and Board members. It includes provisions relating to honest and ethical conduct, compliance with laws, the handling of confidential information and diversity. It explains how to use our associate help line and related website, both of which allow associates to report misconduct anonymously. It also describes our zero-tolerance policy on retaliation for making such reports.

Any amendment to, or waiver from, a provision of this code for our directors or executive officers will be promptly disclosed under the “Governance” link at investors.carmax.com.

Corporate Responsibility and Sustainability

For over 25 years, CarMax has transformed the way people buy and sell cars. When CarMax first opened its doors in 1993, we made a commitment to conduct business in an ethical, honest, and transparent way. As we have grown from that first store to over 200 locations and nearly 27,000 associates, so too has grown our ability to positively impact and support our associates, our customers, our communities, and our environment.

At CarMax, we believe that acting responsibly not only serves our core values but also drives the long-term, sustainable value of CarMax for all of our stakeholders, including our associates, customers, communities, and shareholders. To demonstrate our ongoing commitment to corporate responsibility and sustainability, we formalized our ESG governance structure in 2020. Sponsored by our President and CEO, our cross-functional ESG Leadership Team is comprised of senior leaders from across the company who establish and implement the strategy for CarMax’s approach to ESG matters.

Under the direction of our ESG Leadership Team, our ESG activities are managed by three working groups:

•Our Environmental working group is responsible for overseeing activities related to managing CarMax’s environmental footprint. The group is led by our Vice President, Construction Design and Facilities, and works closely with our Environment, Health, and Safety team to ensure responsible energy management and waste minimization practices across the organization.

•Our Social working group is responsible for overseeing CarMax’s efforts to put people first and care for our communities. Comprised of our Chief Diversity and Inclusion Officer as well as senior leaders from our Human Resources, Public Affairs and Communications, and Community Relations functions, the group works with their respective teams to drive what’s possible for our associates as well as the communities where we live and work.

•Our Governance working group is responsible for overseeing activities related to CarMax’s governance and ethics programs and policies. Led by the General Counsel, who is our Secretary and Chief Compliance Officer, the group includes senior leaders from our legal and investor relations teams and ensures the organization consistently follows sound corporate governance practices.

Additionally, our ESG governance framework is formalized at the Board level through our Nominating and Governance Committee. The Nominating and Governance committee charter outlines the responsibility of its members to consider corporate and social responsibility, environmental and sustainability matters as necessary, as well as make recommendations to the Board, or take action with respect to appropriate ESG matters.

Due to our increasing focus on corporate responsibility, in April 2021, we established a new Corporate Social Responsibility (“CSR”) team led by a newly named Vice President, CSR. The CSR team includes, in part, the Community Relations, Diversity and Inclusion, Employer Brand, and Internal Communications teams. Because our associates are always at the center of helping us make a positive impact, the CSR team is in our human resources department and reports directly to our SVP and Chief Human Resources Officer. The team was formed, in part, to help harmonize and operationalize certain goals and strategies established by our ESG Leadership Team and will work across the organization to help shape our future vision and strategy for CSR.

We organize our approach to responsibility and sustainability around four main pillars: Putting People First, Caring for Our Communities, Protecting the Environment, and Ensuring Responsible Governance and Ethics.

PUTTING PEOPLE FIRST

An Award-Winning Workplace
A FORTUNE “100 Best Companies to Work For®” for seventeen consecutive years, we are proud to provide an award-winning workplace where we help all associates progress on their career journey and achieve their career goals. Our associates drive what’s possible every day; they are the key to our success – especially when times are challenging. We provide an exceptional workplace full of opportunities to learn and grow, celebrate and reward accomplishments, and take care of each other and our communities when they need us most.

A Commitment to Diversity and Inclusion
As a company, diversity and inclusion are core to our engagement, growth and success. Our diversity and inclusion vision is for everyone, everywhere, to have the same opportunity to reach their full potential. We believe that our success lies in having diverse perspectives and are committed to an inclusive workplace where everyone feels they have a voice and belong. We hired our first Chief Diversity & Inclusion Officer in 2020 and along with our D&I Council and Executive Steering Committee, they are responsible for fostering diversity and inclusion for our Associates, customers, and communities. For our Associates, our main areas of focus are: education, talent acquisition, leadership development, and associate experience.

CARING FOR OUR COMMUNITIES

Community Engagement and Involvement
Just as we are dedicated to driving what’s possible for our customers and associates, we recognize when our communities thrive, we do, too. Our values make it clear: We “Put People First,” and that means giving back to help support the communities where our associates live and work.

At CarMax, we also believe taking a stand against injustice is the right thing to do. We are committed to investing in philanthropic organizations that ensure access to economic opportunity for everyone. In June 2020, we pledged $1 million to organizations that promote fairness and inclusion. We then spent the next few months listening to and learning from our associates and external experts as we evaluated how we could maximize our impact. By taking the time to listen and learn, we identified clear pathways that align with our business, expertise, and passion to spur economic opportunity in our communities.

Our social justice philanthropy focuses on four pathways: education, careers, access to credit and financial education, and entrepreneurship. Building pathways to long-term prosperity through equitable access to education, careers, and financing, as well as promoting entrepreneurship, is critical to addressing economic disparities that exist within underserved communities.

The CarMax Foundation
While 2020 was an unprecedented year, our commitment to our communities remained constant. Due to the pandemic, many partnerships and programs were paused or pivoted, affording The CarMax Foundation unique opportunities to reinforce our commitment to our nonprofit partners. Among other programs, at the onset of the pandemic, the Foundation awarded $2.5 million in unrestricted program grants to approved nonprofits so they could direct our contribution to best meet community needs.

PROTECTING THE ENVIRONMENT

Managing our Environmental Footprint
We actively look for more efficient ways to use resources and reduce our environmental impact by reducing our energy consumption, emissions, and waste.

Consistent with these efforts, we recently announced our commitment to achieving net zero greenhouse gas (GHG) emissions by 2050 and a 50% reduction in GHG emissions by 2025, compared with a 2018 baseline.

Our effort will initially focus on reducing the emissions our operations generate and increasing the share of renewable energy in the company’s overall electricity supply.

In order to fully implement this strategy we expect to:
•Avoid and reduce emissions through energy conservation measures;
•Apply on and off-site renewable energy generation;
•Implement renewable energy procurement strategies, including renewable supply contracts and power purchase agreements; and
•Purchase verified and socially beneficial offsets, as needed.

In addition to our net zero initiative, we are also focusing on the expanding market for electric vehicles (EVs). To that end, we will continue to invest in training, tools, and internal infrastructure to strengthen our ability to service and recondition EVs to our high standards.

ENSURING RESPONSIBLE GOVERNANCE AND ETHICS

Sound Corporate Governance
Our Board and management have adopted governance standards and practices that seek to further our commitment to integrity while ensuring effective enterprise risk management. Our compliance and ethics program works to ensure full legal and regulatory compliance across all aspects of our business.

Ethics
Our fundamental principle of integrity is reflected in the way we serve our customers, treat each other, and deliver our products. We rely on our fair and responsible business practices, our code of business conduct training, and regular benchmarking and improvements to our compliance and ethics program to maintain our culture of integrity. This culture is a distinct competitive advantage and allows us to attract and maintain a high-performing workforce.

Data Security and Consumer Privacy
Our comprehensive, risk-based approach to safeguarding information reflects our commitment to do the right thing and protect the sensitive data of those who trust in us.

As an auto retailer and financial institution, we are required to collect a significant amount of sensitive information to protect our business and our customers from fraudulent activity and to comply with regulatory requirements. As such, we take the responsibly to collect and protect sensitive data seriously and maintain a comprehensive program of technical solutions, procedural requirements and policies, staffed by well-trained and experienced cybersecurity and privacy professionals. Although the risks of cybersecurity breaches are dynamic, and potentially only growing as our reliance on digital operations increases, in the last three fiscal years, to our knowledge no information security breach has resulted in material expenses or the material compromise of our customers’ or employees’ sensitive information. Given the potential impact and dynamic nature of cybersecurity threats, our management team briefs either the full Board or a committee of the Board on a quarterly basis on topics related to technology and cybersecurity risk.

RESPONSIBILITY REPORTING

We publish our Responsibility Report annually, which is available at socialresponsibility.carmax.com. We expect to post the 2021 Responsibility Report on or around May 28, 2021. The Responsibility Report includes a comprehensive discussion of the initiatives and programs we have implemented to support our commitment to having a positive impact on our people, communities, and the environment. In preparing the Responsibility Report we considered various standards, frameworks, ratings, and rankings for responsibility and sustainability reporting. Several of the metrics and narrative disclosures in the report align with the guidance provided by the Sustainability Accounting Standards Board (“SASB”) for the Consumer Goods Sector.

The Responsibility Report is reviewed by our Nominating and Governance Committee and our Board.

Independence

Our Board, in consultation with the Nominating and Governance Committee, evaluates the independence of our directors and director nominees at least annually. The most recent evaluation took place in April 2021. During this evaluation, the Board considered transactions between the directors (and their immediate family members) and the Company and its affiliates. The Board determined that the following directors are independent under the listing standards of the New York Stock Exchange (“NYSE”):

Peter J. Bensen	David W. McCreight
Ronald E. Blaylock	Mark F. O’Neil
Sona Chawla	Pietro Satriano
Shira Goodman	Marcella Shinder
Robert J. Hombach	Mitchell D. Steenrod

Mr. Folliard is not independent because he was an executive officer of CarMax until 2016, and Mr. Nash is not independent because he is currently an executive officer of CarMax. In assessing independence, the Board considered transactions not just between CarMax and the individual directors themselves (and their immediate family members), but also between CarMax and entities associated with the directors or their immediate family members. The Board’s review included the following:

▪Ms. Chawla joined CDW Corporation as an executive officer in January 2020. CarMax purchased technology solutions from CDW in the ordinary course of business in fiscal 2020 and fiscal 2021. In addition, CDW acts as a value-added reseller of Microsoft products to CarMax. While CarMax does not make payments to CDW for this service, CDW does receive compensation from Microsoft in connection with products purchased under this arrangement. The payments from CarMax or in connection with sales to CarMax in each of the last three fiscal years did not exceed the greater of $1 million or 2% of the total net sales of CDW in each year.

The Board determined that this relationship did not impair the independence of Ms. Chawla.

Board Leadership Structure

CarMax has historically split the roles of CEO and Board chair. Mr. Folliard was our CEO from 2006 until his retirement in 2016, at which time the Board appointed Mr. Nash as CEO and Mr. Folliard as non-executive chair. The Board determined that Mr. Folliard’s long history of leading the Company uniquely positions him to serve as non-executive chair.

As non-executive chair of our Board, Mr. Folliard is responsible for chairing Board and shareholder meetings, attending meetings of the Board’s committees with the approval of the respective committee, and assisting management in representing CarMax to external groups as needed and as determined by the Board. The Board elects its chair annually.

Mr. Nash oversees the day-to-day affairs of CarMax and directs the formulation and implementation of our strategic plans. We believe that this leadership structure is currently the most appropriate for CarMax because it allows our CEO to focus primarily on our business strategy and operations while leveraging the experience of our chair to direct the business of the Board.

Mr. Steenrod, a director since 2011, was appointed as the Board’s lead independent director in 2019. As lead independent director, Mr. Steenrod serves as the principal liaison between the independent, non-management directors and the CEO, and is responsible for setting the agendas for Board meetings, presiding over executive sessions of the independent directors, coordinating feedback from directors in connection with the evaluations of the CEO and each director, and acting as chair of any Board meeting when the non-executive chair is not present. The Board elects its lead independent director annually.

Our Board periodically reviews this structure and recognizes that, depending on the circumstances, a different leadership model might be appropriate. The Board has no fixed policy on whether the roles of chair and CEO should be separate or combined, which maintains flexibility based on CarMax’s needs and the Board’s assessment of the Company’s leadership. Our corporate governance guidelines do provide that the Board appoint a lead independent director in the event the CEO is elected chair or the chair otherwise does not qualify as independent.

Board Committees

During fiscal 2021, the Board had three standing committees: Audit, Compensation and Personnel, and Nominating and Governance. In April 2021, the Board formed a new Technology and Innovation Committee. Each committee is composed solely of independent directors as that term is defined in applicable rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.

Each committee is composed solely of independent directors.	In addition, all members of the Compensation and Personnel Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934. Each committee has a charter that describes the committee’s responsibilities. These charters are available under the “Governance” link at investors.carmax.com or upon written request to our Corporate
Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

The table below lists the members and summarizes the responsibilities of the four committees.

Committee	Members	Responsibilities
Audit	Peter J. Bensen (Chair) Robert J. Hombach David W. McCreight Mark F. O’Neil
The Audit Committee assists in the Board’s oversight of:

•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the independent auditors’ qualifications, performance and independence; and
•the performance of our internal audit function.

The Audit Committee retains and approves all fees paid to the independent auditors, who report directly to the Committee. Each member of the Audit Committee is financially literate, with Mr. Bensen and Mr. Hombach considered audit committee financial experts under the standards of the NYSE and the SEC.

The Audit Committee’s report to shareholders can be found on page 27.

Compensation and Personnel	Ronald E. Blaylock (Chair) Sona Chawla Mitchell D. Steenrod
The Compensation and Personnel Committee assists in the Board’s oversight of:

•our executive compensation philosophy;
•our executive and director compensation programs, including related risks;
•salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, including any severance agreements;
•the administration of our incentive compensation plans and all equity-based plans; and
•management succession planning, including for our CEO.

The Compensation and Personnel Committee has sole authority to retain and terminate its independent compensation consultant, as well as to approve the consultant’s fees.

The Compensation and Personnel Committee’s report to shareholders can be found on page 45.

Nominating and Governance	Shira Goodman (Chair) Pietro Satriano Marcella Shinder
The Nominating and Governance Committee assists in the Board’s oversight of:

•Board organization and membership, including by identifying individuals qualified to become members of the Board, considering director nominees submitted by shareholders, and recommending director nominees to the Board;
•corporate and social responsibility, environmental and sustainability matters; and
•our corporate governance guidelines.

Technology and Innovation	Sona Chawla (Chair) Mark F. O’Neil Marcella Shinder
The Technology and Innovation Committee assists in the Board’s oversight of:

•our technology, omni-channel, digital, e-commerce, and innovation strategies;
•how CarMax measures and tracks enterprise critical progress and outcomes related to technology focused business initiatives;
•significant emerging technology, omni-channel, e-commerce, digital, and innovation trends;
•major technology related project progress, budgets, and effectiveness;
•our development and commercial use of material data assets; development and harnessing of data science and analytics capabilities; machine learning initiatives; and CarMax’s intellectual property portfolio; and
•risks and exposures related to cybersecurity, data privacy, and business continuity matters.

Board and Committee Meetings

During fiscal 2021, our Board met eighteen times and our Board committees met a combined 22 times. The number of Board meetings in fiscal 2021 was significantly higher than in past years due to the ongoing oversight of our Board of our response to the COVID-19 crisis. Each incumbent director attended 86% or more of the total number of meetings of the Board and the committees on which he or she served. The average attendance of all of our incumbent directors in fiscal 2021 was 97%. We expect our directors to attend the annual meeting of shareholders and all of our incumbent directors did so in 2020.

Our independent directors meet in executive session, without management present, at least once during each regularly scheduled Board meeting. Our lead independent director presides over these executive sessions. In addition, our non-management directors meet in executive session, also without management present, at least once during each regularly scheduled Board meeting. As chair, Mr. Folliard presides over these executive sessions. The table below lists the number of Board and committee meetings in fiscal 2021 and discloses each director’s attendance.

Director	Board	Audit	Compensation and Personnel	Nominating and Governance
Peter J. Bensen	17	12*	—	—
Ronald E. Blaylock	17	—	6*	—
Sona Chawla	17	—	6	—
Thomas J. Folliard	18*	—	—	—
Shira Goodman	15	—	—	4*
Robert J. Hombach	18	12	—	—
David W. McCreight	18	12	—	—
William D. Nash	18	—	—	—
Mark F. O'Neil	18	12	—	—
Pietro Satriano	17	—	—	4
Marcella Shinder	18	—	—	4
Mitchell D. Steenrod**	17	—	6	—
TOTAL MEETINGS	18	12	6	4
* Chair
** Lead independent director

Selection of Directors

CRITERIA

The Board and the Nominating and Governance Committee believe that the Board should include directors with diverse backgrounds and that directors should have, at a minimum, high integrity, sound judgment and significant experience or skills that will benefit the Company. In addition, the Board amended our corporate governance guidelines in 2019 to include an affirmative statement that the Nominating and Governance Committee will consider candidates with diversity of experience and background, including ethnic and gender diversity, when searching for new directors.

We believe our Board should include directors with diverse backgrounds, including ethnic and gender diversity.	The Committee takes into account a number of additional factors in assessing director nominees, including the current size of the Board, the particular challenges facing CarMax, the Board’s need for specific skills or perspectives, and the nominee’s character, reputation, experience, independence from management and ability to devote the requisite time.

We believe that the diverse backgrounds and experiences of our current directors demonstrate the Committee’s success.

PROCESS

The Nominating and Governance Committee screens and recommends candidates for nomination by the Board. The Committee may consider input from several sources, including Board members, shareholders, outside search firms, and management. The Committee evaluates candidates in the same manner regardless of the source of the recommendation, using the criteria summarized above. Shareholders may send their recommendations for director candidates to the attention of our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Our bylaws include proxy access provisions, which enable eligible CarMax shareholders to have their own director nominee included in the Company’s proxy materials along with candidates nominated by our Board. Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in our bylaws. Shareholders who wish to include director nominations in our proxy statement or nominate directors directly at an annual shareholders meeting must follow the instructions under “Shareholder Proposal Information” on page 72.

EVALUATION AND REFRESHMENT

In connection with the annual election of directors and at other times throughout the year, the Nominating and Governance Committee considers whether our Board has the right mix of skills and experience to meet the challenges facing CarMax. In addition, as reflected in the 2019 amendments to our corporate governance guidelines, the Nominating and Governance Committee strives to ensure that the Board reflects a diversity of experience and background, including ethnic and gender diversity.

One of the processes that assists the Committee in its consideration is our Board’s annual evaluation process. The Board and each of its committees conducts a self-evaluation. In addition, the chair, lead independent director and Committee preside over a thorough peer evaluation process in which every year each individual director completes an individual evaluation for each of the other directors. The collective comments of the directors are compiled and presented by the chair, or by the lead independent director, with respect to the chair’s evaluation, to the full Board for discussion. The results of these evaluations assist the Committee in determining both whether to nominate incumbent directors for reelection and whether to search for additional directors.

As part of its consideration, the Committee reviews both the age and tenure of incumbent directors. Our Board has adopted a mandatory director retirement policy providing that directors may not stand for re-election after reaching age 76. The Board may waive this limitation in appropriate circumstances.

Our Board has undergone significant refreshment in the past several years, with six of our ten independent director nominees having joined the Board since 2017. The fresh perspectives and diversity of skills of the directors recently added to the Board, coupled with the institutional knowledge of the tenured independent directors, provides the Board with ample experience and leadership.

The average age of our directors is 57 years, and their average tenure on our Board is 6 years.

Key Board Responsibilities

BOARD’S ROLE IN SUCCESSION PLANNING

The Board oversees the recruitment, development and retention of executive talent. As part of its oversight, the Board regularly reviews short- and long-term succession plans for the Chief Executive Officer and other executive officer positions. In assessing possible CEO candidates, the independent directors identify the skills, experience and other attributes they believe are required to be an effective CEO in light of CarMax’s business strategies, opportunities and challenges.

The Board also considers its own succession. In doing so, the Nominating and Governance Committee and the Board take into account, among other things, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of skills, experience and attributes that would be beneficial to the Board’s oversight role.

BOARD’S ROLE IN STRATEGIC PLANNING

The Board has oversight responsibility for our business strategy and strategic planning. While the formulation and implementation of CarMax’s strategic plan is primarily the responsibility of management, the Board plays an active role. This includes not only monitoring progress made in executing the strategic plan, but also regularly evaluating the strategy in light of evolving operating and economic conditions, shifts in market fundamentals, technology and consumer preferences. The Board carries out its role primarily through regular reviews of the Company’s strategic plan and discussions with management, which include both broad-based presentations and more in-depth analyses and discussions of specific areas of focus. In addition, regular Board meetings throughout the year include presentations and discussions with management on significant initiatives implementing the strategic plan; developments affecting an area of the Company’s business; and on trends, competition, and emerging challenges and opportunities. The Board also reviews the strategic plan, including actions taken and planned to implement the strategy, as part of its review and approval of the annual budget.

The Board’s oversight of risk management enhances the directors’ understanding of the risks associated with the Company’s strategic plan and its ability to provide guidance to and oversight of senior management in executing the Company’s strategy.

BOARD’S ROLE IN RISK OVERSIGHT

Taking reasonable and responsible risks is an inherent part of our strategy and is critical to achieving our strategic objectives. Our Board undertakes its responsibility to oversee risks to CarMax through a risk governance framework designed to:
•identify critical risks;
•allocate responsibilities for overseeing those risks to the Board and its committees; and
•evaluate the Company’s risk management processes.

The Board does not view risk in isolation. Rather, it considers risks in its business decisions and as part of CarMax’s business strategy. This consideration occurs in the ordinary course of the Board’s business and is not tied to any of the formal processes described below, although it is enhanced by those processes.

The following table describes the components of CarMax’s risk governance framework.

Assignment of Risk Categories to Board and its Committees	The Board has assigned oversight of certain key risk categories to either the full Board or one of its committees. For each category, management reports regularly to the Board or the assigned committee, as appropriate, describing CarMax’s strategies for monitoring, managing and mitigating risks that fall within that category.

Examples of the risk categories assigned to each committee and the full Board are described below. This list is not comprehensive and is subject to change:
	▪	Audit Committee: oversees risks related to financial reporting, compliance and ethics, and legal and regulatory issues.
	▪	Compensation and Personnel Committee: oversees risks related to human resources and compensation practices.
	▪	Nominating and Governance Committee: oversees risks related to government affairs and CarMax’s reputation.
	▪	Technology and Innovation Committee: oversees risks related to information technology, cybersecurity, and business continuity.
	▪	Board: oversees risks related to the economy, competition, shareholder relations, finance and strategy.
Enterprise Risk Management
Risk Committee: We have a management-level Risk Committee, which is chaired by Enrique Mayor-Mora, our Senior Vice President and Chief Financial Officer (“CFO”), and includes as members more than fifteen other associates from across CarMax. The Risk Committee meets periodically to identify and discuss the risks facing CarMax.

Board Reporting: The Risk Committee delivers biannual reports to the Board identifying the most significant risks facing the Company.
Board Oversight: On an annual basis, Mr. Mayor-Mora, on behalf of the Risk Committee, discusses our procedures for identifying significant risks with the Audit Committee.
Other Processes that Support Risk Oversight and Management	The Board oversees other processes that are not intended primarily to support enterprise risk management, but that assist the Company in identifying and controlling risk. These processes include our compliance and ethics program, our internal audit function, pre-filing review of SEC filings by our management-level disclosure committee, and the work of our independent auditors.

We believe that our Board leadership structure, discussed in detail beginning on page 19, supports the Board’s risk oversight function. Our chair, lead independent director and committee chairs set agendas and lead meetings to ensure strong risk oversight, while our CEO and his management team are charged with managing risk.

Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy that applies to any transaction in which:
•CarMax or one of its affiliates is a participant;
•the amount involved exceeds $120,000; and
•the related person involved in the transaction (whether a director, executive officer, owner of more than 5% of our common stock, or an immediate family member of any such person) has a direct or indirect material interest.

We did not have any related person transactions in fiscal 2021.
A copy of our policy is available under the “Governance” link at investors.carmax.com. The Audit Committee is responsible for overseeing the Company’s policy and reviewing any related person transaction that is required to be disclosed pursuant to SEC rules.

In reviewing related person transactions, the Audit Committee considers, among other things:
•the related person’s relationship to CarMax;
•the facts and circumstances of the proposed transaction;
•the aggregate dollar amount involved in the transaction;

•the related person’s interest in the transaction, including his or her position or relationship with, or ownership in, an entity that is a party to, or has an interest in, the transaction; and
•the benefits to CarMax of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

The Audit Committee will approve or ratify a related person transaction only if it determines that: (i) the transaction serves the best interests of CarMax and its shareholders; or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

We did not have any related person transactions in fiscal 2021.

Shareholder Communication with Directors

Shareholders or other interested parties wishing to contact the Board or any individual director may send correspondence to CarMax, Inc., c/o Corporate Secretary, 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, or may send an e-mail to chair@carmax.com, which is monitored by Eric M. Margolin, our Corporate Secretary. Mr. Margolin will forward to the Board or appropriate Board member any correspondence that deals with the functions of the Board or its committees or any other matter that would be of interest to the Board. If the correspondence is unrelated to Board or shareholder matters, it will be forwarded to the appropriate department within the Company for further handling.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s appointment of KPMG LLP (“KPMG”) as CarMax’s independent registered public accounting firm for fiscal 2022. KPMG has served as our independent registered public accounting firm continuously since our separation from Circuit City Stores, Inc. (“Circuit City”) in fiscal 2003, and also served as Circuit City’s independent registered public accounting firm from the incorporation of CarMax, Inc. in 1996 through the separation. KPMG has been appointed by the Audit Committee to continue as CarMax’s independent registered public accounting firm for fiscal 2022. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as CarMax’s independent registered public accounting firm is in the best interests of CarMax and its shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation, and oversight of the independent registered public accounting firm retained to audit CarMax’s financial statements. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s lead engagement partner and were directly involved in the selection of KPMG’s current lead engagement partner, whose period of service began in fiscal 2021. Furthermore, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

Although we are not required to seek shareholder ratification, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its decision. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of CarMax and its shareholders.

We expect that representatives of KPMG will attend the annual shareholders meeting. They will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board recommends a vote FOR Proposal Two.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of CarMax’s Board of Directors by providing oversight of the integrity of the Company’s financial statements, the Company’s independent and internal auditors, and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written charter adopted by the Board, which is reviewed annually and is available under the “Governance” link at investors.carmax.com. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the SEC.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the establishment of effective internal control over financial reporting. KPMG, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of CarMax’s audited financial statements with generally accepted accounting principles and on the effectiveness of CarMax’s internal controls over financial reporting. In this context, the Audit Committee has met and held discussions with management, KPMG and the Company’s internal auditors, meeting 12 times in fiscal 2021.

Management represented to the Committee that the Company’s fiscal 2021 consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the fiscal 2021 consolidated financial statements with management and KPMG.

The Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, including significant accounting policies and the quality, not just the acceptability, of the accounting principles utilized. The Committee has also received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee concluded that KPMG is independent from the Company and management.

In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2021, for filing with the SEC.

AUDIT COMMITTEE

Peter J. Bensen, Chair
Robert J. Hombach
David W. McCreight
Mark F. O’Neil

AUDITOR FEES AND PRE-APPROVAL POLICY

Auditor Fees and Services

The following table sets forth fees billed by KPMG for fiscal 2020 and 2021.

	Years Ended February 28 and 29
Type of Fee	2021	2020
Audit Fees(a)	$2,193,000	$2,428,374
Audit-Related Fees(b)	570,000	563,000
Tax Fees(c)	1,462	107,991
TOTAL FEES	$2,764,462	$3,099,365
(a)This category includes fees associated with the annual audit of CarMax’s consolidated financial statements and the audit of CarMax’s internal control over financial reporting. It also includes fees associated with quarterly reviews of CarMax’s unaudited consolidated financial statements.
(b)This category includes fees associated with agreed-upon procedures and attestation services related to our financing and securitization program.
(c)This category includes fees associated with tax compliance, consultation and planning services.

Approval of Auditor Fees and Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. The Committee typically pre-approves specific types of audit, audit-related and tax services, together with related fee estimates, on an annual basis. The Committee pre-approves all other services on an individual basis throughout the year as the need arises. The Committee has delegated to its chair the authority to pre-approve independent auditor engagements in an amount not to exceed $50,000 per engagement. Any such pre-approvals are reported to and ratified by the entire Committee at its next regular meeting.

All audit, audit-related and tax services in fiscal 2021 were pre-approved by the Audit Committee or pre-approved by the chair pursuant to his delegated authority and subsequently ratified by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence.

PROPOSAL THREE: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking you to approve an advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement. This vote is commonly referred to as a “Say on Pay” vote and is required by Section 14A of the Securities Exchange Act of 1934. Although this resolution is not binding, we value your opinion and our Compensation and Personnel Committee will consider the outcome of this vote when making future decisions.

We believe our executive compensation program promotes the achievement of positive results for our shareholders, aligns pay and performance, and allows us to attract and retain the talented executives that drive our long-term financial success. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 30, which describes in more detail how our executive compensation program operates and how it is designed to achieve our compensation objectives. We also encourage you to review the “Summary Compensation Table” and other compensation tables and narratives, found on pages 46 through 58.

We have adopted a policy providing for an annual “Say on Pay” vote. Accordingly, the next advisory vote on the compensation of our named executive officers will occur in 2022.

Our Board recommends that, on an advisory basis, shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of CarMax, Inc. (the “Company”), as disclosed in the Company’s 2021 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.

The Board recommends a vote FOR Proposal Three.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Personnel Committee (the “Committee”) oversees an executive compensation program that is intended to drive the creation of long-term shareholder value. This section describes that program and details the compensation earned by our CEO, our CFO, and our three other most highly compensated executive officers. We refer to these five individuals, listed below, as our “named executive officers” or “NEOs”:

William D. Nash	President and Chief Executive Officer. Mr. Nash joined CarMax in 1997 and was promoted to his current position in 2016. Mr. Nash is also a member of our Board.
Enrique N. Mayor-Mora	Senior Vice President and Chief Financial Officer. Mr. Mayor-Mora joined CarMax in 2011 and was promoted to his current position in October 2019.
Edwin J. Hill	Executive Vice President and Chief Operating Officer. Mr. Hill joined CarMax in 1995 and was promoted to his current position in 2018.
Eric M. Margolin	Executive Vice President, General Counsel and Corporate Secretary. Mr. Margolin joined CarMax in 2007 and was promoted to his current position in 2016. In April 2021, Mr. Margolin informed the Company of his plan to retire August 31, 2021.
Thomas W. Reedy	Former Executive Vice President, Finance. Mr. Reedy joined CarMax in 2003 and served as Chief Financial Officer from 2010 until he was named EVP, Finance in October 2019. He retired at the completion of our fiscal year on February 28, 2021.

Executive Summary

SUMMARY OF FISCAL 2021 COMPENSATION CHANGES FOR OUR NAMED EXECUTIVE OFFICERS

The Committee’s executive compensation determinations for fiscal 2021 were significantly influenced by the outbreak of COVID-19, the evolving impact of the pandemic on CarMax’s business and operations, and CarMax’s response to the resulting challenges and opportunities, as described in more detail in the Proxy Summary on page 1 and in our Annual Report on Form 10-K for the fiscal year ended February 28, 2021.

Initial Fiscal 2021 Compensation Determinations

The COVID-19 pandemic reached crisis levels shortly before the Committee held its annual March meeting to consider executive compensation changes and approve equity awards. In light of the developing situation the Committee decided to make no executive compensation changes at that time and to delay equity grant approval to a later date. Shortly thereafter, management and the Board took a number of steps to address the deepening crisis, including reducing executive base salaries and eliminating the Board’s cash retainer for an indefinite period. See page 34 for more information on named executive officer base salaries, including the reductions applied to their base salaries in connection with the pandemic.

At its scheduled late April meeting, shortly before the May 1 annual equity grant date set by our Employee Equity Grant Policy, the Committee approved annual equity awards for our executive officers. In light of the continued uncertainty created by the crisis, the Committee approved awards for our named executive officers equal to the fair values of the awards granted to those officers in fiscal 2020 and returned to issuing restricted stock units, which we call “MSUs,” instead of performance stock units, or “PSUs.” The transition to MSUs was made due to the difficulty of setting performance goals in the context of a pandemic of then unknown length and severity. See page 38 for additional explanation. As Mr. Mayor-Mora’s fiscal 2020 equity grants were partially made prior to his promotion to Chief Financial Officer, the fair value of his equity awards was increased to be commensurate with a full year of service as CFO.

Mid-Year Compensation Decisions

Following the trough in early April, we saw our sales progressively improve as stores began to reopen, occupancy restrictions eased somewhat and customers re-engaged in car buying. While significant uncertainty remained, it became clear during the second quarter that we could begin to unwind many of the measures we took in the initial stages of the COVID-19 pandemic to enhance our liquidity position and provide additional financial flexibility, including returning associates from furlough, resuming hiring, and restarting store expansion. Eventually, as conditions continued to improve, we fully paid down the outstanding balance on our revolving credit facility, which we had drawn down to maximize our cash on hand, and resumed our share repurchase program. During this time we were able to complete the national rollout of our omni-channel experience while achieving record revenues and profitability for the quarter ending August 31, 2020.

In recognition of these developments, the Committee approved ending the base salary reductions of our named executive officers in July. Then, effective at the beginning of September, the Committee approved 3% base salary increases for each named executive officer. These increases, delayed from the beginning of the fiscal year, were consistent with the base salary increases awarded generally to our salaried associates at the same time. See pages 34 and 35 for additional explanation.

In June, the Committee also determined that conditions had stabilized sufficiently to set annual incentive bonus performance goals. In setting those goals, the Committee addressed remaining uncertainty regarding the development of the pandemic and its impact on CarMax by adopting a combination of quantitative and qualitative goals designed to measure achievement of the Company’s broader strategic imperatives during the ongoing COVID-19 pandemic. This is a departure from past years when the Committee typically used a single quantitative performance measure to establish bonus targets. See pages 35 to 38 for more information.

Other Fiscal 2021 Executive Compensation Changes

In recognition of Mr. Mayor-Mora transitioning to report directly to Mr. Nash and assuming certain of Mr. Reedy’s duties and responsibilities, on December 18, 2020 the Committee approved an increase in Mr. Mayor-Mora’s annual base salary to $590,000, set his annual bonus target at 67.5% of his salary, and approved a grant of options valued at $79,825 and MSUs valued at $26,608.

LOOKING FORWARD TO FISCAL 2022

The Committee has approved the reintroduction of PSUs for fiscal 2022. The PSUs will have a three-year term and the Committee intends to set annual targets in each year of the term. At the end of the three-year term, shares will be awarded to each recipient based upon the Company’s performance as measured against those previously determined annual goals. MSUs will not be awarded to our executive officers as part of the annual executive compensation program in fiscal 2022.

How We Make Compensation Decisions

The Committee oversees our executive and director compensation programs and determines all executive officer and director compensation.

COMPENSATION PHILOSOPHY AND OBJECTIVES

CarMax has a pay-for-performance philosophy. The Committee believes that the best way to implement this philosophy is by tying a significant portion of our executives’ total direct compensation to the attainment of our financial goals and multi-year stock price appreciation. In fiscal 2021, an average of 84% of the target total direct compensation of our CEO and other named executive officers was attributable to annual incentive bonus and long-term equity award compensation and therefore directly tied to CarMax performance. Compensation mix is discussed in more detail on page 40.

The Committee has established the following objectives for our executive compensation program:
•Align the interests of executive officers with the financial interests of our shareholders.

•Encourage the achievement of our key strategic, operational and financial goals.
•Link incentive compensation to Company and stock price performance, which the Committee believes promotes a unified vision for senior management and creates common motivation among our executives.
•Attract, retain and motivate executives with the talent necessary to drive our long-term success.
•Provide the Committee the flexibility to respond to the continually changing environment in which we operate.

The key elements of our executive compensation program are base salaries, annual incentive bonuses and long-term equity awards. The Committee generally makes determinations regarding long-term equity awards, base salaries and annual incentive bonuses at its March and April meetings. However, due to the outbreak of the COVID-19 pandemic, in fiscal 2021 the Committee delayed the determination of annual incentive bonus performance goals until its June meeting and only considered increases to executive officer base salaries in August. The Committee makes decisions regarding each element of pay to further the objectives described above. The specific ways in which each element of compensation supports these objectives are described beginning on page 34.

The Committee recognizes the impact that an adjustment to one element of compensation may have on other elements. For example, an increase in an officer’s base salary will result in a larger target annual incentive amount since that amount is determined as a percentage of base salary. Although the Committee considers these relationships between the various elements of compensation — and also considers each executive officer’s total compensation — decisions regarding any one element of compensation are not determinative of decisions regarding other elements.

The Committee generally considers the value of stock-based compensation as an element of our executive compensation program at the time of grant of an equity award, not at the time of exercise or vesting. Accordingly, the Committee does not consider the realized value of long-term equity compensation when designing and evaluating our executive compensation program.

COMPENSATION CONSULTANT

The Committee engages a compensation consultant, which it uses to obtain access to independent compensation data, analysis and advice. The Committee retained Semler Brossy Consulting Group, LLC (“SBCG”) to assist it while making decisions regarding the compensation of our executive officers for fiscal 2021. Under its charter, the Committee has the sole authority to hire, oversee and terminate compensation consultants, as well as to approve compensation consultant fees and any other terms of the engagement.

The Committee has retained an independent compensation consultant.	Committee members have direct access to the compensation consultant without going through management. SBCG did not provide any services to CarMax other than those it provided to the Committee.

The Committee assesses its compensation consultant’s independence annually. It assessed SBCG’s independence in April 2020 and 2021, under SEC and NYSE standards and concluded that SBCG was independent.

The Committee considers, among other factors:
•whether the consultant provided other services to CarMax;
•the amount of fees paid by CarMax to the consultant as a percentage of the consultant’s total revenue;
•the consultant’s policies and procedures designed to prevent conflicts of interest;
•any business or personal relationship between the individuals advising the Committee and any Committee member;
•any CarMax stock owned by the individuals advising the Committee; and
•any business or personal relationship between the individuals advising the Committee, or the consultant itself, and an executive officer of CarMax.

The Committee’s compensation consultant frequently attends Committee meetings and provides analysis and recommendations that inform the Committee’s decisions. SBCG assisted the Committee in fiscal 2021 by analyzing and providing recommendations with regard to total direct compensation for the Company’s CEO and executive and senior vice presidents, including the other named executive officers. SBCG also assisted the Committee by providing advice regarding executive compensation decisions made in response to the impact of the COVID-19 pandemic, as well as general compensation advice, including analysis related to the composition of our peer group and non-employee director pay.

MANAGEMENT’S ROLE

Although management does not have any decision-making authority regarding compensation of executive officers, management assists the Committee by recommending base salary levels, annual incentive bonus objectives and targets, and individual long-term equity awards for executives other than the CEO. Management also assists the Committee with the preparation of meeting agendas and prepares materials for those meetings as directed by the Committee.

The Committee has not delegated any authority with respect to the compensation of our executive officers and directors. The Committee, however, has delegated limited authority to our CEO and CFO to grant long-term equity awards to our non-executive officer employees between regularly scheduled Committee meetings in an amount not to exceed 75,000 shares or units. These awards are subject to our Employee Equity Grant Policy, which is available under the “Governance” link at investors.carmax.com. The Committee’s practice is to review and ratify any such grant at its next regularly scheduled meeting.

Notwithstanding the Committee’s use of outside advisers and management’s participation in the executive compensation process, the Committee makes all executive compensation decisions using its own independent judgment.

CONSIDERATION OF THE MOST RECENT ADVISORY “SAY-ON-PAY” VOTE

At the 2020 annual shareholders meeting, our shareholders approved our executive compensation program, with approximately 96% of the votes cast in favor of the program. This represented a significant majority of our shareholders and the Committee was pleased with the response, which followed a similarly strong result at the 2019 meeting when approximately 98% of the votes were cast in favor of the program. The Committee actively monitors shareholder feedback and support of the Company’s pay practices, which it takes into consideration when making executive compensation decisions.

PEER GROUP

Each year, in consultation with the independent compensation consultant, the Committee reviews market compensation data provided by its independent consultant to determine whether the compensation opportunities of the named executive officers are appropriate and competitive.

The Committee used the following peer group of companies to assess the market competitiveness of the fiscal 2021 compensation disclosed in this proxy statement. The Committee selected this peer group in October 2017 based on an analysis by SBCG and the Committee’s independent judgment. The Committee reviews the peer group at least annually, but has not made any adjustments to it since October 2017.

All of the peer group companies fell within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income, revenue growth, assets and one- and three-year total shareholder return. These peers are generally comparable retailers or direct competitors.

Advance Auto Parts, Inc.	Kohl’s Corporation
AutoNation, Inc.	L Brands, Inc.
AutoZone, Inc.	Lowe’s Companies, Inc.
Best Buy Co., Inc.	Macy’s, Inc.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
Dollar General Corporation	The Sherwin-Williams Company
Dollar Tree, Inc.	Southwest Airlines Co.
eBay Inc.	The TJX Companies, Inc.
The Gap, Inc.	Tractor Supply Company
Genuine Parts Company

The Committee will continue to use this peer group to benchmark compensation practices for fiscal 2022 and will continue to review the composition of the peer group regularly.

BENCHMARKING

The Committee considers a blend of peer group data and broader survey data in benchmarking compensation. For fiscal 2021, in addition to the peer group, the Committee considered national compensation surveys produced by Equilar and Willis Towers Watson with a focus on executives within retail/wholesale and automotive industries.

The Committee believes that this mix of data provides the most comprehensive view of executive compensation practices at companies against whom we compete for talent and allows the Committee to ensure that CarMax continues to provide appropriate and competitive compensation. This mix of data also allows the Committee to obtain broader market context with regard to certain positions that may not exist in a comparable form at every company in our peer group or that may not be classified as a named executive officer at every company in our peer group.

The Committee uses peer group and broader survey data as one of many factors in making compensation decisions and does not target named executive officers’ total direct compensation, or any specific element of compensation, at a specific percentile of the blended peer group/survey data. Other factors include individual performance, CarMax performance, tenure, internal pay equity and succession planning.

The Committee generally uses the 50th percentile of the blended peer/survey data as a reference in setting the base salaries and target annual incentive bonus opportunities of our named executive officers. The Committee uses long-term equity awards that are tied to objective performance metrics to further reward executive officers when CarMax performs well. If the Company delivers sustained performance gains, these long-term equity awards are targeted to provide an opportunity for total direct compensation beyond the 50th percentile of the blended peer/survey data.

What We Pay and Why: Elements of Compensation

The key elements of compensation for our named executive officers are base salary, an annual incentive bonus and long-term equity awards. Together, these elements make up total direct compensation.

Base Salary	+	Annual Incentive Bonus	+	Long-Term Equity Awards	=	Total Direct Compensation

This section describes these elements and details the amounts of each earned by our named executive officers in fiscal 2021.

BASE SALARY

We pay competitive base salaries to retain key officers and attract the new talent necessary for our long-term success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure and job performance, as well as the market for the officer’s services. The Committee reviews officer base salaries every year, generally in March, and sets the base salary for newly appointed executive officers on their promotion. When the Committee reviews base salaries, it considers the reports and advice provided by its independent compensation consultant and the peer group and survey data described above, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary).

Due to the COVID-19 pandemic, in fiscal 2021 the Committee did not make any base salary adjustments at its March meeting and shortly thereafter the Board reduced the base salaries of our named executive officers for an indefinite period as part of the Company’s response to the deepening crisis.

When it was determined that our named executive officers would forgo a portion of their base salaries in response to the COVID-19 crisis, Mr. Nash’s base salary was reduced by 50%, the base salaries of our executive vice presidents, including Messrs. Reedy, Hill, and Margolin were reduced by 30%, and the base salaries of our senior vice presidents, including Mr. Mayor-Mora, were reduced 20%.

Those salary reductions remained in place until July, when the base salaries of the named executive officers were returned to prior levels. No make-up payments were made to compensate the executive officers for their period of reduced pay. As CarMax’s results improved during the second quarter of fiscal 2021, the Committee considered whether to increase the base salaries of the named executive officers for the remainder of fiscal 2021 and approved those increases effective September 2020.

The following chart shows the fiscal 2020 base salary of each named executive officer that was carried over into fiscal 2021, the actual salary amounts paid during the year — reflecting the period of reduced salary and the mid-year increase — and the base salary that applied after the Committee approved base salary adjustments.

Name	Fiscal 2020 and Beginning Fiscal 2021 Base Salary ($)	Actual Fiscal 2021 Base Salary(a) ($)	Final Fiscal 2021 Base Salary ($)	Percentage Increase in Approved Base Salary (%)
William D. Nash	1,095,379	966,823	1,128,240	3
Enrique N. Mayor-Mora	500,000	502,583	590,000	18
Edwin J. Hill	735,000	705,277	757,050	3
Eric M. Margolin	629,844	604,374	648,739	3
Thomas W. Reedy	766,766	733,589	789,769	3
(a)Represents actual base salary amounts paid to the named executive officers during fiscal 2021, which includes the period of salary reductions from April to July and a delay in annual base salary adjustments until September.

In August, the Committee increased Mr. Nash’s salary by 3% and approved Mr. Nash’s recommendation to increase the base salaries for each other named executive officer by 3%. These increases became effective September 6, 2020, approximately halfway through fiscal 2021. The Committee approved the increases for our named executive officers based on the individual contributions that each made to CarMax’s performance in fiscal 2020 and to its continuing recovery from the COVID-19 crisis. The increases were consistent with the base salary increases awarded generally to our salaried associates.

The Committee further increased Mr. Mayor-Mora’s base salary in December to $590,000. The Committee made this determination in consultation with SBCG and in recognition of Mr. Mayor-Mora transitioning to report directly to Mr. Nash and assuming certain of Mr. Reedy’s duties and responsibilities.

ANNUAL INCENTIVE BONUS

We pay annual incentive bonuses to drive the achievement of CarMax’s financial and strategic goals. The amount of the annual incentive bonus depends on our performance as measured against objective performance goals established by the Committee each fiscal year. Bonuses are not guaranteed.

We calculate bonuses using the following formula:

Base Salary	x	Target Percentage of Base Salary	x	Performance Adjustment Factor	=	Annual Incentive Bonus

Base salaries, which are the first component of this formula, are discussed above. In fiscal 2021, since base salaries were increased by the Committee approximately halfway through the year, a blended salary amount was used to calculate the annual incentive bonus. The “target percentage of base salary” is an individual’s incentive bonus target expressed as a percentage of base salary. This percentage differs among our named executive officers depending on their level of responsibility. Each named executive officer’s target percentage is listed in the table on page 37.

The last component of the bonus formula – the “performance adjustment factor” – is a percentage representing the Company’s success in meeting the performance goals set by the Committee each fiscal year.

The following narrative describes how the Committee applied this formula in fiscal 2021.

Performance Measures and Related Targets

In light of the significant disruption to our business caused by the COVID-19 pandemic during the first quarter of fiscal 2021, and the uncertain duration and severity of the impact on our financial results thereafter, the Committee determined that quantitative performance goals closely tied to financial performance, like the adjusted earnings before interest and taxes goal used in fiscal 2020, would not fully align management performance against the strategic plan to recover from the pandemic. See the “Executive Summary” on page 30 for additional details about the pandemic’s impact on our compensation program.

The Committee set the performance goals at its June 2021 meeting, adopting a combination of quantitative and qualitative goals designed to measure achievement of the Company’s broader strategic imperatives during the ongoing COVID-19 pandemic. The goals, and relative weights set by the Committee, were:

Goal	Description
Covenant Compliance 25% of performance goal	Maintain compliance with the most stringent financial covenant requirements in the Company’s existing debt arrangements throughout fiscal year 2021.
Market Share 25% of performance goal	For calendar 2020, increase the Company’s market share in age 0- to 10-year old vehicles sold in the then-current comparable store markets in which CarMax operated.
COVID-19 Recovery and Strategic Plan Execution 50% of performance goal
Successfully recover from the COVID-19 crisis, while also executing upon the Company’s primary strategic focus areas. Those areas include:
•the completion of the Company’s omni-channel rollout and subsequent enhancements to the omni-channel experience;
•continued improvements in the Company’s ability to acquire vehicles while strengthening its wholesale business generally;
•maintaining CarMax as a “best place to work” while ensuring a safe work environment for the Company’s associates; and
•positioning the Company to fund its ongoing growth.

While covenant compliance and market share are quantifiable, the Committee determined that it could only judge management’s performance in recovering from the COVID-19 pandemic and positioning the Company for future growth through a qualitative assessment of performance against its strategic plans, as discussed further below.

Select Performance Adjustment Factors

When it approved the foregoing goals, the Committee also determined that the performance adjustment factor would be between 0% and 200%, with the final performance adjustment factor being determined by the Committee in reference to the approved performance goals and their respective weightings.

Assess Performance Against Targets and Determine Payout

The Committee assessed the Company’s performance as set forth below.

Covenant Compliance

The Committee determined that the Company met the covenant compliance goal. It assessed the Company’s financial performance against the most stringent financial covenants to which the Company is held by its third-party finance partners. While fiscal year 2021 presented fiscal challenges, particularly during the early stages of the pandemic, the Company maintained covenant compliance through fiscal year 2021 and satisfied this goal.

Market Share

The Committee determined that the Company underperformed the market share goal. In calendar 2020, we remained the largest retailer of used vehicles in the U.S. However, we estimate we sold approximately 4.3% of the age 0- to 10-year old vehicles sold in the current comparable store markets in which we operate, a decline from 4.7% in calendar 2019. While market share declined overall, in evaluating performance against this goal, the Committee considered the significant market share gains achieved in calendar 2020 until the onset of the COVID-19 pandemic and, as markets re-opened and our omni-channel experience was launched nationwide, that we began gaining market share again. Ultimately, we saw market share gains during the last five months of calendar 2020.

COVID-19 Recovery and Strategic Plan Execution

The Committee determined that the Company exceeded COVID-19 recovery and strategic plan execution goals. In making this determination the Committee considered the following factors:

•completion of the national omni-channel platform rollout by the end of the second quarter and continued enhancement of the offering throughout the rest of the year;

•by the end of fiscal 2021, approximately 25% of our customers were eligible to buy a vehicle online independently and approximately 75% of our customers advanced their transaction digitally during the fourth quarter of fiscal 2021;

•launch and national expansion of our new online instant appraisal offering on carmax.com and edmunds.com, strengthening our leadership as the largest buyer, and positioning us to become the largest online buyer, of used autos from consumers online;

•ensured a safe work environment for the Company’s associates and named by Fortune magazine as one of its 100 Best Companies to Work For® for the seventeenth year in a row; and

•fully paid down the outstanding balance on our revolving credit facility, which we had drawn down to maximize our cash on hand, and resumed our share repurchase program.

In considering the Company’s relative achievement of the three goal categories, and their respective weights as part of the assessment, the Committee set the fiscal 2021 annual incentive bonus performance adjustment factor at 100%.

The following table shows each named executive officer’s base salary, incentive target percentage of base salary, and target and maximum bonus amounts. The table also shows each officer’s actual fiscal 2021 bonus.

Name	Base Salary ($)(a)	Incentive Target Percentage (%)	Target Incentive Amount ($)	Actual Fiscal 2021 Incentive Bonus	Maximum Incentive Amount ($)
William D. Nash	1,095,379/1,128,240	150	1,666,837	1,666,837	3,333,674
Enrique N. Mayor-Mora(b)	500,000/515,000/590,000	60/67.5	319,745	319,745	639,490
Edwin J. Hill	735,000/757,050	75	559,224	559,224	1,118,448
Eric M. Margolin	629,844/648,739	75	479,216	479,216	958,432
Thomas W. Reedy	766,766/789,769	75	583,393	583,393	1,166,786
(a)From the beginning of fiscal 2021 until the Committee approved base salary increases beginning in September, the named executive officers were eligible to receive a bonus calculated using the base salary amount continued from fiscal 2020. For the remainder of the year the named executive officers were eligible to receive a bonus calculated using the base salary increases approved by the Committee.
(b)In December, the Committee approved an increase to Mr. Mayor-Mora’s base salary and incentive target percentage. His bonus for the portion of the fiscal year following this approval was calculated using the new salary and percentage.

The Committee sets robust performance targets for our annual incentive plan to drive achievement of CarMax’s financial goals. For the last five fiscal years, our average performance adjustment factor has been 95.7% (100%, 126.5%, 100.0%, 109.7%, and 42.2% for fiscal 2021, 2020, 2019, 2018, and 2017, respectively), meaning that, on average for the past five years, we have paid our named executive officers an annual incentive bonus of 95.7% of their respective target incentive amounts for achievement against the targets established by the Committee.

For fiscal 2021, the Committee decided not to change the incentive target percentages of our continuing named executive officers in connection with the Committee’s annual compensation decisions in light of the ongoing pandemic. In December, the Committee increased Mr. Mayor-Mora’s incentive target percentage to 67.5%, equal to the highest percentage among the Company’s other senior vice presidents, in consultation with SBCG and in recognition of Mr. Mayor-Mora transitioning to report directly to Mr. Nash and assuming certain of Mr. Reedy’s duties and responsibilities.

The Committee determines all incentive bonuses in accordance with the Annual Performance-Based Bonus Plan (the “Bonus Plan”). The plan provides that the maximum amount payable to any one individual in any one fiscal year is $10 million. However, in fiscal 2021, the Committee limited the maximum performance adjustment factor to 200%, ensuring that Mr. Nash’s bonus could not exceed $3,333,674.

LONG-TERM EQUITY AWARDS

We grant long-term equity awards to tie our executives’ long-term compensation directly to CarMax’s stock price and to drive the achievement of our strategic goals. We also believe that long-term equity awards are an important retention tool.

In fiscal 2021, we granted our named executive officers two forms of long-term equity awards: stock options and MSUs. Options accounted for 75% and MSUs accounted for 25% of the fair value awarded. All of our long-term equity grants were made pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (“Stock Incentive Plan”).

Fiscal 2021 and 2022 Program Changes

The fiscal 2021 MSUs are identical in structure to the MSUs we granted our named executive officers in fiscal 2019 and were granted, for fiscal 2021 only, instead of performance stock units (“PSUs”). In light of the continued uncertainty created by the crisis, the Committee returned to issuing MSUs instead of PSUs due to the difficulty of setting performance goals in the context of a pandemic of, at the time, unknown length and severity.

The Committee has reinstated PSUs for fiscal 2022.

Stock Options

Each option represents the right to purchase one share of our common stock at the exercise, or “strike,” price. The strike price is equal to the closing price of our common stock on the grant date. Our option awards generally vest in 25% increments over four years; that is, one quarter of the options granted vests on the first anniversary of the grant, another quarter vests on the second anniversary, and so forth. The awards expire on the seventh anniversary of the grant date.

We believe that granting stock options supports our pay-for-performance philosophy by aligning management and shareholder interests. If our stock price does not rise, the options have no value. In addition to promoting alignment of management and shareholder interests, the four-year vesting schedule and seven-year exercise term of our options ensures that our executives are appropriately focused on CarMax’s long-term strategic goals. This vesting schedule also serves as a retention tool.

Market Stock Units

Depending on the Company’s stock appreciation over a three-year period, the MSUs represent the right to receive between 0% and 200% of a targeted number of shares of our common stock. The number of shares awarded depends on how much the price of our common stock appreciates between the date the MSU is granted and the date the MSU vests. Specifically, the conversion ratio of each MSU is calculated by dividing the average closing price of our common stock during the final 40 trading days of the vesting period by our stock price on the grant date. The resulting quotient is capped at two. The quotient is multiplied by the number of MSUs granted to yield the number of shares of stock awarded.

MSUs generally vest and are settled on the three-year anniversary of the grant date. Limited circumstances may trigger early vesting.

The Committee considered MSUs to be a key component of our pay-for-performance philosophy in fiscal 2021 because the number of units earned and the value of each unit is tied to the value of a share of our common stock. The conversion formula, however, ensures that if our stock price falls below the grant date price, the MSUs, unlike stock options, retain some of their value, albeit less value than would shares of time-based restricted stock, which we do not grant to our executives. Similar to our stock options, an MSU’s multi-year vesting schedule operates as a retention tool and ensures that our executives are appropriately focused on CarMax’s long-term strategic goals.

Performance Stock Units

PSUs are designed to link compensation to the Company’s performance over a three-year period. The PSUs granted in fiscal 2020 had a three-year term, with the Committee establishing a one-year performance goal at the beginning of each year. Each one-year goal applies to one-third of the total PSUs awarded. Depending on the Company’s achievement of the performance goals, PSUs represent the right to receive between 0% and 200% of a targeted number of shares of our common stock.

For year two of the fiscal 2020 PSU awards (the “year two PSUs”), the Committee set PSU performance goals that included qualitative metrics similar to those used for the fiscal 2021 annual incentive bonus. Due to the qualitative nature of the year two PSU goals, the year two PSUs were not considered to be granted under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) until the Committee certified performance against the goals, which took place in fiscal 2022. Equity awards are reported in the Summary Compensation Table and Grants of Plan-Based Awards Table for the fiscal year in which the awards are granted, as determined by the grant date established under ASC Topic 718. Therefore, the year two PSUs will be included in the Summary Compensation Table and Grants of Plan-Based Awards table in the fiscal 2022 proxy statement and not in this proxy statement.

Despite the annual performance goals, no shares are paid out until the PSUs vest, which generally occurs on the three-year anniversary of the grant date.

Award Determinations

In determining the value of long-term equity awards to grant, the Committee considered the named executive officer’s role at CarMax; benchmarking data; our recent financial performance; the performance of our common stock; the fair market value, expense and dilutive effect of any potential award; succession planning; and the importance of retaining the officer’s services. The Committee solicits the advice of SBCG and, except with respect to the awards to the CEO, the opinion of the Company’s CEO. The CEO generally gives the Committee an initial recommendation for long-term equity awards for the other named executive officers. The Committee reviews this recommendation and makes its own independent determination.

Fiscal 2021 Long-Term Equity Awards

In fiscal 2021, as noted below, the Committee approved stock option and MSU awards to our named executive officers as part of our annual long-term equity award process.

	Options and MSUs Granted in Fiscal 2021			Options, PSUs, and MSUs Granted in Fiscal 2020
Name	Grant Date Fair Value of Stock Options ($)(a)(b)	Grant Date Fair Value of MSUs ($)(b)	Total Grant Date Fair Value ($)	Grant Date Fair Value of Stock Options ($)(a)(b)	Grant Date Fair Value of PSUs and MSUs ($)(b)	Total Grant Date Fair Value ($)
William D. Nash	5,249,997	1,750,002	6,999,999	5,250,006	1,750,016	7,000,022
Enrique N. Mayor-Mora(c)	974,995	325,069	1,300,064	600,745	200,273	801,018
Edwin J. Hill	1,605,920	535,289	2,141,209	1,605,923	535,334	2,141,257
Eric M. Margolin	1,305,908	435,289	1,741,197	1,305,922	435,342	1,741,264
Thomas W. Reedy	1,605,920	535,289	2,141,209	1,605,923	535,334	2,141,257
(a)We grant limited stock appreciation rights (“SARs”) in tandem with each option. The SARs may be exercised only in the event of a change-in-control of the Company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.
(b)Option and MSU amounts represent the fair value at grant calculated using valuation models performed as of the date of grant by an independent third party. PSU amounts were calculated using the volume weighted average price of our common stock on the date of grant.
(c)Mr. Mayor-Mora’s fiscal 2021 awards include both his annual equity award, made in May 2020, and an award made in recognition of taking on additional responsibilities in December 2020.

With the exception of Mr. Mayor-Mora, the grant date fair value of the annual long-term equity awards provided to our other named executive officers remained essentially unchanged in fiscal 2021, meaning that their equity awards represented approximately the same target opportunity in fiscal 2021 as was delivered in fiscal 2020. The Committee came to this decision in part because the COVID-19 crisis arose during the annual equity evaluation and approval process and the Committee determined that, in light of the uncertainty created by the crisis, named executive officer equity awards should remain unchanged. The Committee also determined based on the blended peer/survey data and its own independent judgment that maintaining equity awards at prior year levels continued to provide competitive pay for these named executive officers.

Mr. Mayor-Mora’s annual long-term equity award was increased from fiscal 2020 commensurate with his first full year as Senior Vice President and Chief Financial Officer. For his annual long-term equity award, Mr. Mayor-Mora received stock options and MSUs with an aggregate grant date fair market value of $1,193,593, an increase of 49% over his fiscal 2020 awards. In December 2020, the Committee approved an additional award of stock options and MSUs with an aggregate grant date fair value of $106,471, bringing the total grant date fair value of Mr. Mayor-Mora’s fiscal 2021 long-term equity to $1,300,064. In the aggregate, the grant date fair value of his awards increased 62% from fiscal 2020 to fiscal 2021. The Committee approved this aggregate increase in consultation with SBCG and in recognition of Mr. Mayor-Mora’s first full year as CFO, his transition to report directly to Mr. Nash, and his assumption of certain of Mr. Reedy’s duties and responsibilities prior to Mr. Reedy’s planned retirement at the end of fiscal 2021.

Even with these increases, the Committee kept the total value of Mr. Mayor-Mora’s long-term incentives significantly below median CFO long-term equity according to the blended peer/survey data to reflect his status as a new CFO and his limited time in the role.

COMPENSATION MIX

As our executives assume more responsibility, we generally increase the percentage of their compensation that is performance-based. We do not have a pre-established policy or target for allocation between specific compensation components. The following charts, however, show that the majority of target annual total direct compensation for both our CEO and our other named executive officers as a group is determined by our performance. The following charts and tables reflect the target total direct compensation (i.e., base salary, target annual incentive bonus and long-term equity grants) set by the Committee. Mr. Reedy retired at the end of fiscal 2021 and is not included in the charts.

The table below illustrates how the target total direct compensation set by the Committee for each of our named executive officers, except for Mr. Reedy, was allocated between performance-based and fixed compensation for fiscal 2021, as well as the breakdown of performance-based compensation that was based on annual and long-term Company performance.

	Percentage of Target Total Direct Compensation		Percentage of Target Performance-Based Compensation
	Performance- Based	Fixed	Annual	Long- Term
William D. Nash	90%	10%	19%	81%
Enrique N. Mayor-Mora	76%	24%	20%	80%
Edwin J. Hill	79%	21%	21%	79%
Eric M. Margolin	79%	21%	22%	78%

ADDITIONAL ELEMENTS OF COMPENSATION

We provide our executive officers the benefits available to CarMax associates generally. We also provide the limited perquisites described below. These benefits and perquisites are intended to be part of a competitive compensation package.

Benefits Available to CarMax Associates Generally

Our executives and our full-time associates generally are eligible for health insurance coverage, life insurance, short- and long-term disability insurance, matching gifts to qualified charitable organizations, and a defined contribution, or 401(k), plan that we refer to as our Retirement Savings Plan.

In addition, executives and CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Pension Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2021” table on page 51.

Non-Qualified Retirement Plans

Our executives and other highly-compensated associates are eligible to participate in two non-qualified retirement plans: the Retirement Restoration Plan (“RRP”) and the Executive Deferred Compensation Plan (“EDCP”). A description of these plans can be found in the narrative discussion following the “Nonqualified Deferred Compensation” table on pages 53 and 54. Details regarding the fiscal 2021 contributions to each named executive officer’s RRP and EDCP accounts, as well as the earnings and aggregate balances for those accounts, can be found in the “Nonqualified Deferred Compensation” table on page 53.

In addition to the RRP and the EDCP, executives and other highly compensated CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Benefit Restoration Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2021” table on page 51.

Company Transportation

We provide the use of a CarMax-owned vehicle to each of our named executive officers and to certain other eligible associates. For associates using CarMax-owned vehicles, we bear certain maintenance and insurance costs. We treat the personal use of a Company-owned vehicle as income to the associate. The associate pays the related income taxes.

We encourage our executive officers to use our plane for business travel. Our plane is also available for personal use by Messrs. Nash, Reedy and Hill. Mr. Nash is required to reimburse CarMax for the incremental costs associated with his personal use to the extent that those costs exceed $175,000 in any fiscal year. Messrs. Reedy and Hill are required to reimburse CarMax for the incremental costs associated with their respective personal uses of the plane to the extent that those costs exceed $100,000 in any fiscal year. Mr. Reedy no longer has personal access to the plane following his retirement at the end of fiscal 2021. Our executives bear all income taxes associated with their personal use of the plane.

We do not provide tax gross-ups on any of these transportation benefits.

Tax and Financial Planning Services

We provide a tax and financial planning benefit to our named executive officers. This benefit was valued at $14,400 for fiscal 2021. Officers who forego this benefit may engage their own tax professional at the Company’s expense in an amount up to $10,000 per year. The Committee approved this benefit to reduce the amount of time and attention that our executive officers must spend on personal tax and financial planning, which permits them to focus on their responsibilities to CarMax, and to maximize the financial reward of the compensation that CarMax provides. Officers bear all income taxes associated with these tax and financial planning benefits. We do not provide tax gross-ups on these benefits.

Additional Information

SEVERANCE AGREEMENTS

We have severance agreements with each of our named executive officers. The Committee has determined that these agreements are beneficial to us because they contain restrictive covenants relating to confidential information, non-competition and non-solicitation of our associates. The Committee also believes that these agreements serve as a recruiting tool and better enable our current executives to focus on CarMax’s strategic and operating goals.

Our severance agreements do not provide for a guaranteed term of employment or tax gross-ups.	The agreements provide for severance payments under certain circumstances, which are discussed in more detail under “Potential Payments Upon Termination or Change-in-Control” beginning on page 54. In 2014, the Committee reduced the scope of the potential payments and benefits for any newly named executive officers. Accordingly, the potential payments and benefits provided to Mr. Mayor-Mora, who became an executive officer after this change, differ from those that would potentially be provided to the other named executive officers.

None of the severance agreements provide a guaranteed term of employment, nor do they provide tax gross-ups on any compensation or perquisite.

Clawback and Forfeiture Provisions

The severance agreements contain a clawback provision. If any named executive officer engages in conduct for which he could be terminated for cause, with certain limitations, and the conduct directly results in the filing of a restatement of any financial statement that was previously filed with the SEC, the named executive officer shall, upon demand by the Company, repay with interest all compensation that was expressly conditioned on the achievement of certain financial results if the restated financial statements would have resulted in a lesser amount being paid.

In addition, at our 2012 annual shareholders meeting, we asked our shareholders to approve amendments to add clawback provisions to both our Bonus Plan and Stock Incentive Plan. Our shareholders approved these provisions, which provide that any award that is subject to recovery under any law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, will be subject to a clawback as required by such law or any CarMax policy adopted pursuant to such law.

In addition to the clawback provisions discussed above, our equity award agreements contain a forfeiture provision. If a named executive officer is terminated for cause, the officer’s unexercised vested and unvested options, unvested MSUs and unvested PSUs will be forfeited.

Change-in-Control and Severance Benefits

Each severance agreement provides for payments and other benefits in certain circumstances involving a termination of employment, including a termination of employment in connection with a change-in-control. Payments in connection with a change-in-control are subject to a double trigger; that is, the executive is not entitled to payment unless there is both a change-in-control and the executive is subsequently terminated without cause (or resigns for good reason) within a two-year period following the change-in-control. Our executives are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause. Detailed information with respect to these payments and benefits can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 54.

The Committee believes that these severance benefits encourage the commitment of our named executive officers and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change-in-control, our named executive officers will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the Board may direct without fear of retribution if a change-in-control occurs. The Committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management. The Committee believes that the benefit to CarMax and its shareholders outweighs this concern.

RISK AND COMPENSATION POLICIES AND PRACTICES

The Committee assesses CarMax’s compensation policies and practices each year to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company. In fiscal 2021, management reviewed the compensation policies and practices for all CarMax associates (including store associates, store management, regional leadership teams, home office and CarMax Auto Finance associates, and executive officers). Management then presented a summary of its review at the Committee’s January 2021 meeting. The summary listed each compensation policy or practice applicable to the various groups of CarMax associates, including base salaries, annual incentive bonuses, long-term equity awards, sales bonuses, sales commissions and hourly pay. The summary also listed the potential risks associated with those policies or practices and the tools we employ to mitigate those risks, including the following:
▪Annual Incentive Bonuses: payments made to senior management are: (i) subject to a clawback provision; (ii) capped at 200% of the target incentive bonus amount or at the $10 million plan maximum, whichever is lower; and (iii) only paid when CarMax satisfies the objective metrics determined at the beginning of the year by an independent committee of non-employee directors.
▪Long-Term Equity Awards: equity awards: (i) are approved by an independent committee of non-employee directors; (ii) contain three and four-year vesting provisions; and (iii) for senior management, must be held in compliance with CarMax’s executive stock ownership guidelines.
▪Sales Bonuses: sales bonuses are monitored to ensure that associates are not overpaid based on inflated sales figures. Monitoring tools include: (i) centralized assignment of sales targets; (ii) centralized and non-negotiable vehicle pricing; (iii) electronic reporting of sales; and (iv) performance of a daily vehicle inventory.
▪Hourly Pay: hourly pay is tracked and managed through a centralized time management and reporting system.

Following discussion and a review of the summary noted above, the Committee determined that none of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

STOCK OWNERSHIP GUIDELINES

To further align the long-term financial interests of our executives and our shareholders, the Committee has established the following stock ownership guidelines:

Subject Officers	Required to Own the Lesser of:
Chief Executive Officer	6 x Base Salary or 300,000 shares
Executive Vice President	3 x Base Salary or 100,000 shares
Senior Vice President	2 x Base Salary or 50,000 shares

Executives have five years from the date they first become subject to a particular level of stock ownership to meet the corresponding requirement. The Committee measures compliance on an annual basis at the end of each fiscal year. Acceptable forms of ownership include shares owned outright (by the executive or an immediate family member), vested stock options, PSUs and MSUs. Our stock ownership guidelines are available under the “Governance” link at investors.carmax.com.

As of February 28, 2021, all of our current named executive officers satisfied the ownership guidelines set forth above.

PROHIBITION ON HEDGING AND PLEDGING

We have policies prohibiting all CarMax associates from holding CarMax stock in a margin account, pledging CarMax stock as collateral for a loan, or purchasing any financial instruments that are designed to hedge or offset any change in the market value of CarMax stock. These prohibitions apply to our named executive officers, all employees, and our non-employee directors.

TAX AND ACCOUNTING CONSIDERATIONS

Historically, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction for compensation over $1 million paid in any fiscal year to the CEO or any of the three other highest paid executive officers (other than the CFO) unless that compensation was performance-based. As a result of the passage of the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), which went into effect on December 22, 2017, Section 162(m) was amended to cover chief financial officers and the exception for performance-based compensation was no longer available for taxable years beginning after December 31, 2017, including our fiscal 2021, unless such compensation qualified for certain transition relief.

The Committee and the Company have taken appropriate actions, to the extent feasible, in an effort to preserve the deductibility of awards previously granted to our executive officers that were designed and intended to be covered by Section 162(m). Despite these actions, certain compensation originally designed to qualify as performance-based under Section 162(m) may not be deductible.

Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation, which can include long-term equity awards and severance. CarMax’s executive compensation programs generally are designed to comply with, or be exempt from, the requirements of Section 409A so as to avoid potential adverse tax consequences that may result from non-compliance.

In developing CarMax’s executive compensation programs, the Committee also considers the accounting treatment of, and the expenses associated with, the Company’s long-term equity compensation practices.

REEDY CONSULTING AGREEMENT

In connection with Mr. Reedy’s retirement, the Company and Mr. Reedy entered into a consulting agreement (the “Consulting Agreement”), under which Mr. Reedy will provide consulting services to the Company. Among other things, the Consulting Agreement extends the term of the non-solicitation and non-competition covenants in the Severance Agreement between Mr. Reedy and the Company by an additional year, now expiring three years from the effective date of his retirement. In consideration for Mr. Reedy’s consulting services, the Company pays Mr. Reedy $11,000 per month. The term of the consulting arrangement commenced on March 1, 2021 and will end on February 28, 2022, unless terminated earlier in accordance with the terms of the Consulting Agreement.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the CarMax, Inc. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2021.

THE COMPENSATION AND PERSONNEL COMMITTEE
Ronald E. Blaylock, Chair
Sona Chawla
Mitchell D. Steenrod

COMPENSATION TABLES

Summary Compensation Table for Fiscal 2021

The table below shows the compensation paid to or earned by our named executive officers in fiscal 2021, 2020, and 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Non-Equity Incentive Plan Comp- ensation(b) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings(c) ($)	All Other Compen- sation(d) ($)	Total ($)
William D. Nash	2021	966,823	1,750,002	5,249,997	1,666,837	977	257,257	9,891,893
President and Chief Executive Officer	2020	1,095,175	583,286	5,250,006	2,078,482	131,106	262,611	9,400,666
	2019	1,063,157	1,500,022	4,499,998	1,595,213	5,075	288,082	8,951,547
Enrique N. Mayor-Mora Senior VP and Chief Financial Officer	2021	502,583	325,069	974,995	319,745	—	63,314	2,185,706
	2020	420,586	200,273	600,745	272,620	—	56,490	1,550,714
Edwin J. Hill	2021	705,277	535,289	1,605,920	559,224	10,036	127,496	3,543,242
Executive VP and Chief Operating Officer	2020	732,981	178,445	1,605,923	697,331	163,278	149,392	3,527,350
	2019	691,237	485,325	1,455,919	525,000	17,461	124,740	3,299,682
Eric M. Margolin	2021	604,374	435,289	1,305,908	479,216	6,503	85,647	2,916,937
Executive VP, General Counsel and Corporate Secretary	2020	629,726	145,114	1,305,922	597,564	14,097	104,146	2,796,569
	2019	611,316	435,303	1,305,921	458,624	5,014	94,088	2,910,266
Thomas W. Reedy	2021	733,589	535,289	1,605,920	583,393	2,942	123,974	3,585,107
Former Executive VP, Finance	2020	766,622	178,445	1,605,923	727,469	100,226	143,240	3,521,925
	2019	744,210	485,325	1,455,919	558,325	6,543	147,501	3,397,823
(a)Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with ASC Topic 718. These amounts do not correspond to the actual value that may be realized by each NEO. MSU values in the Stock Awards column are based on performance achieved at target levels, which was the probable outcome of performance conditions as of the grant date. The grant date fair value of the NEO’s fiscal 2021 MSUs if earned at maximum levels was $3,500,004, $650,138, $1,070,578, $870,578 and $1,070,578 for Messrs. Nash, Mayor-Mora, Hill, Margolin, and Reedy, respectively. Additional information regarding outstanding awards, including exercise prices, vesting schedules, and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2021 Year End” table on pages 49 and 50. The assumptions used in determining the grant date fair values of the awards are disclosed in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 21, 2021.
(b)Represents the annual incentive bonus earned under our Bonus Plan.
(c)Represents the aggregate increase in the actuarial value of accumulated benefits under our frozen Pension Plan and frozen Benefit Restoration Plan accrued during the relevant fiscal year. The “Pension Benefits in Fiscal 2021” table and its accompanying narrative on pages 51 and 52 contain additional details with respect to these amounts.
(d)Further details are included in the “All Other Compensation in Fiscal 2021” table below.

All Other Compensation in Fiscal 2021

Name	Personal Use of Company Plane(a) ($)	Personal Use of Company Automobile(b) ($)	Retirement Savings Plan Contribution(c) ($)	Deferred Compensation Account Contributions(d) ($)	Other(e) ($)	Total ($)
William D. Nash	61,211	—	14,951	167,619	13,476	257,257
Enrique N. Mayor-Mora	—	1,126	16,985	29,534	15,669	63,314
Edwin J. Hill	4,612	1,951	21,258	91,199	8,476	127,496
Eric M. Margolin	—	139	15,865	56,167	13,476	85,647
Thomas W. Reedy	—	—	19,373	96,125	8,476	123,974
(a)The compensation associated with the personal use of the Company plane is based on the aggregate incremental cost to CarMax of operating the plane. The cost is calculated based on the average variable costs of operating the plane, which include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. We divided the total annual variable costs by the total number of miles our plane flew in fiscal 2021 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The personal use of the Company plane is treated as income to the executive. The related income taxes are calculated using Standard Industry Fare Level rates and are paid by the executive.
(b)The value of the personal use of a Company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.
(c)Includes the Company matching portion of each executive’s Retirement Savings Plan (“RSP”) contributions. Also includes a Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RSP benefits are offered on the same terms to all CarMax associates.
(d)Includes the Company matching portion of each executive’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) contributions. Also includes a Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RRP benefits are offered on the same terms to all CarMax associates whose salary exceeds the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($290,000 in 2021). Also includes a restorative contribution designed to compensate executives for any loss of Company contributions under the RSP and RRP due to a reduction in the executive’s eligible compensation under the RSP and RRP resulting from deferrals into the EDCP.
(e)Represents the total amount of other personal benefits provided. None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these personal benefits for the named executive officer. These other benefits include tax and financial planning services, which are described on page 42, and matching charitable gifts made by The CarMax Foundation as part of its matching gifts program (which is available to all CarMax associates).

Grants of Plan-Based Awards in Fiscal 2021

The following table lists grants of plan-based awards to each of our named executive officers during fiscal 2021.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Option Awards: Number of Securities Underlying Options(c) (#)	Exercise or Base Price of Option Awards(d) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(e) ($)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William D. Nash			416,709	1,666,837	3,333,674
	4/28/2020	5/1/2020				—	18,795	37,590			1,750,002
	4/28/2020	5/1/2020							232,198	71.07	5,249,997
Enrique N. Mayor-Mora			79,936	319,745	639,490
	4/28/2020	5/1/2020				—	3,205	6,410			298,418
	4/28/2020	5/1/2020							39,592	71.07	895,175
	12/18/2020	12/28/2020				—	225	450			26,651
	12/18/2020	12/28/2020							2,658	91.00	79,820
Edwin J. Hill			139,806	559,224	1,118,448
	4/28/2020	5/1/2020				—	5,749	11,498			535,289
	4/28/2020	5/1/2020							71,027	71.07	1,605,920
Eric M. Margolin			119,804	479,216	958,432
	4/28/2020	5/1/2020				—	4,675	9,350			435,289
	4/28/2020	5/1/2020							57,758	71.07	1,305,908
Thomas W. Reedy			145,848	583,393	1,166,786
	4/28/2020	5/1/2020				—	5,749	11,498			535,289
	4/28/2020	5/1/2020							71,027	71.07	1,605,920
(a)Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2021 performance. The actual amount of each named executive officer’s annual incentive bonus in fiscal 2021 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 46. Additional information regarding the design of our Bonus Plan is included on pages 35 to 38.
(b)For each of our named executive officers, represents a grant of stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” MSUs generally vest on the third anniversary of the grant date. Additional information regarding MSUs, including the formula used to convert MSUs to shares of our common stock upon vesting and settlement, is included on pages 38 and 39.
(c)Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 38. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. The SARs may be exercised only in the event of a change-in-control. To the extent a SAR is exercised, the related option must be surrendered. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option, multiplied by the number of shares of common stock underlying such SAR.
(d)All fiscal 2021 stock options were issued with an exercise price equal to the closing price of our common stock on the grant date. Additional information regarding our use of the closing price is included on page 38.
(e)Represents the grant date fair value of the award as determined in accordance with ASC Topic 718 with MSUs valued based on the probable outcome of performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal 2021 Year End

The following table lists outstanding equity awards previously granted to our named executive officers as of February 28, 2021.

		Option Awards (a)				Stock Awards (b)(c)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William D.	9/26/2016	40,646	—	53.62	9/26/2023
Nash	5/1/2017	174,582	58,193	58.38	5/1/2024
	5/1/2018	120,257	120,256	63.04	5/1/2025
	5/1/2018							34,734	4,151,119
	5/1/2019	59,443	178,329	78.61	5/1/2026
	5/1/2019					8,681	1,037,514	14,842	1,773,767
	5/1/2020	—	232,198	71.07	5/1/2027
	5/1/2020							31,605	3,777,152
Enrique N.	5/1/2017	—	6,633	58.38	5/1/2024
Mayor-Mora	5/1/2018	11,767	11,766	63.04	5/1/2025
	5/1/2018							3,399	406,231
	5/1/2019	5,135	15,405	78.61	5/1/2026
	5/1/2019							2,335	279,076
	12/26/2019	1,545	4,633	88.54	12/26/2026
	12/26/2019							603	72,107
	5/1/2020	—	39,592	71.07	5/1/2027
	5/1/2020							5,389	644,095
	12/28/2020	—	2,658	91.00	12/28/2027
	12/28/2020							295	35,314
Edwin J.	5/1/2017	25,798	20,265	58.38	5/1/2024
Hill	5/1/2018	38,908	38,907	63.04	5/1/2025
	5/1/2018							11,238	1,343,076
	5/1/2019	18,183	54,549	78.61	5/1/2026
	5/1/2019					2,656	317,407	4,540	542,575
	5/1/2020	—	71,027	71.07	5/1/2027
	5/1/2020							9,667	1,155,352
Eric M.	5/1/2017	10,798	20,265	58.38	5/1/2024
Margolin	5/1/2018	34,900	34,898	63.04	5/1/2025
	5/1/2018							10,080	1,204,645
	5/1/2019	14,787	44,358	78.61	5/1/2026
	5/1/2019					2,160	258,120	3,692	441,231
	5/1/2020	—	57,758	71.07	5/1/2027

	5/1/2020							7,861	939,515
Thomas W.	5/1/2017	—	22,593	58.38	5/1/2024
Reedy	5/1/2018	8	38,907	63.04	5/1/2025
	5/1/2018							11,238	1,343,076
	5/1/2019	18,183	54,549	78.61	5/1/2026
	5/1/2019					2,656	317,407	4,540	542,575
	5/1/2020	—	71,027	71.07	5/1/2027
	5/1/2020							9,667	1,155,352

(a)Option awards vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 38. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. Additional information regarding SARs is included on page 39 and under the chart titled “Grants of Plan-Based Awards in Fiscal 2021” on page 48.
(b)All of the fiscal 2019 and fiscal 2021 stock awards granted to our named executive officers were stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” Additionally, all of Mr. Mayor-Mora’s outstanding stock awards are MSUs. MSUs vest on the third anniversary of the grant date. The number of shares awarded for each MSU award is calculated by dividing the average closing price of our common stock during the final 40 trading days of the vesting period by the fair value of our stock price on the date of grant. The resulting quotient is capped at two. The quotient is multiplied by the number of MSUs granted to yield the number of shares of stock awarded. To calculate the market value of the unvested MSUs in the table above, we assumed that the average closing price of our stock during the final 40 trading days of the three-year period was equal to the closing price of our stock on February 26, 2021, the last trading day of our fiscal year (which was $119.51).
(c)The fiscal 2020 stock awards were stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs.” If earned, PSUs vest on the third anniversary of the grant date, which will be May 1, 2022. To calculate the number of shares awarded at vesting, each PSU is multiplied by a percentage that represents the Company’s success in meeting the performance goals set by the Committee. If the threshold performance goal is met, each PSU is multiplied by 25%. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined by the Committee in reference to achievement of the objectively determined performance goals. If the threshold performance goal is not achieved, no shares will be paid. To calculate the market value of the unvested PSUs in the table above, based on performance to target at February 28, 2021, the Company had certified a 117% multiplier for year one of its term. At that time no performance goal had been set for years two or three. So a multiplier of 117% applies to the one-third of the PSUs covered by the year one performance goal and we assumed a 100% multiplier for the remaining two-thirds of the awards. The value of each resulting share was equal to the closing price of our stock on February 26, 2021, the last trading day of our fiscal year (which was $119.51).

Option Exercises and Stock Vested in Fiscal 2021

The following table includes information with respect to the options exercised by, and the PSUs vested in, our named executive officers during fiscal 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
William D. Nash	158,674	10,136,442	25,479	1,810,793
Enrique N. Mayor-Mora	61,002	2,561,612	2,081	147,897
Edwin J. Hill	179,628	7,839,894	8,873	630,604
Eric M. Margolin	126,519	5,038,461	8,873	630,604
Thomas W. Reedy	157,808	5,490,406	9,892	703,024
(a)Represents the number of shares of common stock underlying stock options exercised during fiscal 2021.
(b)Amounts were calculated based on difference between (i) the closing price of the Company’s common stock on the exercise date and (ii) the exercise price of the stock options.
(c)Represents the number of shares of common stock acquired on vesting of the underlying PSUs for Messrs. Nash, Hill, Margolin, and Reedy and MSUs for Mr. Mayor-Mora during fiscal 2021.
(d)Amounts were calculated by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares acquired on vesting.

Pension Benefits in Fiscal 2021

The following table lists the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and Benefit Restoration Plan in fiscal 2021.

Name	Plan Name	Number of Years Credited Service (a) (#)	Present Value of Accumulated Benefit (b) ($)	Payments During Last Fiscal Year ($)
William D. Nash	Pension Plan	15	388,283	—
	Benefit Restoration Plan	15	71,875	—
Enrique N. Mayor-Mora	Pension Plan	—	—	—
	Benefit Restoration Plan	—	—	—
Edwin J. Hill	Pension Plan	14	509,077	—
	Benefit Restoration Plan	14	375,042	—
Eric M. Margolin	Pension Plan	1	55,752	—
	Benefit Restoration Plan	1	34,140	—
Thomas W. Reedy	Pension Plan	6	189,862	—
	Benefit Restoration Plan	6	237,578	—
(a)We have not granted any of our named executive officers extra years of service under either the Pension Plan or the Benefit Restoration Plan.
(b)Determined assuming retirement at age 65. The discount rate (2.95%) and mortality assumptions used in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions including the pension plan measurement date is set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2021.

PENSION PLAN

We froze our Pension Plan, a tax-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan was generally available to all full-time associates upon completion of one year of service.

No additional benefits have accrued under the Pension Plan since it was frozen. Previously accrued benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years and (2) 0.65% times the excess of highest average earnings over Social Security covered compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions, but may not exceed the compensation limit imposed by the Internal Revenue Code. In the final year of benefit accruals, that compensation limit was $230,000. Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination or December 31, 2008, if earlier. All participants were vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

BENEFIT RESTORATION PLAN

We froze our Benefit Restoration Plan, a non-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan provided an alternate means of paying benefits to participants in the Pension Plan, including our named executive officers, who were prohibited from receiving additional benefits under the Pension Plan because of the Internal Revenue Code’s compensation limit.

No additional benefits have accrued under the Benefit Restoration Plan since it was frozen. Previously accrued benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to Internal Revenue Code limitations on amounts of includable earnings and maximum benefits. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

RETIREMENT BENEFITS

As of February 28, 2021, Mr. Margolin was eligible to retire with full benefits from the Pension Plan and the Benefit Restoration Plan because he met the retirement requirements under our Pension Plan. Mr. Reedy and Mr. Hill were eligible to retire with actuarially reduced benefits from the Pension Plan and the Benefit Restoration Plan because they met the requirements for early retirement under our Pension Plan.

Nonqualified Deferred Compensation in Fiscal 2021

The following table lists fiscal 2021 contributions to each named executive officer’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) accounts. The table also lists the aggregate earnings, withdrawals and distributions, and balances for each account.

Name	Plan Name	Executive Contributions in Last Fiscal Year (a)($)	Registrant Contributions in Last Fiscal Year (b)($)	Aggregate Earnings in Last Fiscal Year (c)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (d) ($)
William D. Nash	RRP	167,619	167,619	358,388	—	1,911,729
	EDCP	—	—	141,144	—	919,490
Enrique N. Mayor-Mora	RRP	29,534	29,534	84,658	—	382,644
	EDCP	—	—	—	—	—
Edwin J. Hill	RRP	68,399	91,199	103,387	—	969,862
	EDCP	—	—	63,216	—	1,161,166
Eric M. Margolin	RRP	65,528	56,167	18,177	—	928,380
	EDCP	—	—	213,715	—	1,517,671
Thomas W. Reedy	RRP	72,094	96,125	37,052	—	1,363,832
	EDCP	—	—	4,266	73,858	113,723
(a)These amounts represent payroll deductions and are therefore included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 46.
(b)Company contributions are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 46 and were credited to each executive’s account after the close of the fiscal year.
(c)We do not pay above-market interest or preferential dividends on investments in the RRP or the EDCP. Earnings are determined by the performance of the mutual funds or other investment vehicles selected by each executive.
(d)For each of Messrs. Nash, Mayor-Mora, Hill, Margolin, and Reedy the following amounts were reported as compensation to each person in the “Summary Compensation Table” for the fiscal 2019 and fiscal 2020 years, respectively: $569,519; $33,137; $668,694; $282,925; and $298,592.

RETIREMENT RESTORATION PLAN

Our executives are eligible to participate in the RRP. The RRP is a nonqualified defined contribution plan that supplements the Retirement Savings Plan we offer to all of our associates. The RRP allows individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($290,000 for 2021) to continue to defer portions of their compensation for retirement savings. Eligible associates may defer up to 75% of their combined salary and annual incentive bonus. As we do in our broadly available Retirement Savings Plan, we provide RRP participants with a matching contribution and an additional Company-funded contribution to those participants meeting certain age and service requirements. RRP accounts are paid in a single lump sum payment at separation from service, subject to the requirements of Section 409A of the Internal Revenue Code.

EXECUTIVE DEFERRED COMPENSATION PLAN

Our executives are also eligible to participate in the EDCP. The EDCP is an additional nonqualified deferred compensation plan that permits eligible associates to elect to defer portions of their compensation to save for retirement or other life events. Eligible associates may defer up to 75% of their salary and up to 90% of their annual incentive bonus. The EDCP provides a mechanism for eligible associates to defer the taxation of income and related investment gains until the compensation is actually received at a later date. While the Company does not directly match funds deferred through this plan, we do provide a restorative contribution designed to compensate associates for any loss of Company contributions under the Retirement Savings Plan and RRP due to a reduction in eligible compensation, as defined under those plans, resulting from deferrals into the EDCP. EDCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum, a series of annual installments or a partial lump sum followed by a series of annual installments. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates.

All RRP and EDCP accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

Potential Payments Upon Termination or Change-in-Control

As discussed on pages 42 and 43, we have agreed to provide payments or other benefits to our named executive officers under various scenarios related to a termination of employment. This section describes those payments and benefits and the events that trigger them. For ease of reference, this section uses the abbreviation “CIC” for the term “Change-in-Control.”

Our payment obligations under each severance agreement are contingent upon the NEO satisfying the following obligations:
▪During his employment and for two years following his termination, the NEO must comply with the provisions of a covenant not to compete.
▪During his employment and for two years following his termination, the NEO may not solicit or induce our associates to leave us or hire any of our associates.
▪During his employment and at all times subsequent to the last day of his employment, the NEO must hold in strict confidence and safeguard any and all protected information, including our trade secrets.
▪The NEO must return our property and must execute an agreement releasing us from any claims.

In 2014, the Committee reduced the scope of the potential payments and benefits for any newly named executive officers. Accordingly, the potential payments and benefits provided to Mr. Mayor-Mora, who became an executive officer after this change, differ from those that would potentially be provided to the other named executive officers. These differences are highlighted in the “Table of Potential Payments Upon Termination or Change-in-Control” and related footnotes.

TERMINATION SCENARIOS THAT MAY TRIGGER PAYMENTS AND BENEFITS

There are four categories of events related to a termination of employment that may trigger payments or other benefits under the severance agreements we have with our NEOs: (i) retirement; (ii) death or disability; (iii) involuntary termination; and (iv) voluntary termination. The following chart describes each category.

Category	Specific Event	Requirements
Retirement	Early Retirement	Termination due to early retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “early retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for early retirement after age 55 with at least ten years of service or after age 62 with at least seven years of service). The effective date of termination due to early retirement is the date set forth in a notice from the NEO to us. Mr. Hill is currently our only NEO eligible for early retirement. Mr. Reedy was eligible for early retirement when he retired at the end of fiscal 2021.
	Normal Retirement	Termination due to normal retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “normal retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for normal retirement after age 65 with at least five years of service). The effective date of termination is the date set forth in a notice from the NEO to us. Mr. Margolin is currently our only NEO eligible for normal retirement.
Death or Disability	Death	The effective date of termination is the date of death.
	Disability	Termination due to disability occurs when we notify the NEO that we have decided to terminate him because he has a physical or mental illness that causes him: (i) to be considered “disabled” for the purpose of eligibility to receive benefits under our long-term disability plan if he is a participant; or (ii) if he does not participate in this plan, to be unable to substantially perform the duties of his position for a total of 180 days during any period of 12 consecutive months and a physician selected by us has furnished to us a certification that the return of the NEO to his normal duties is impossible or improbable. The effective date of termination is the date set forth in a notice from us to the NEO.

Involuntary Termination	For Cause	We will not owe any payments to an NEO as a result of a termination for cause. Termination for cause occurs when we decide to terminate an NEO based on our good faith determination that one of certain events have occurred. These events generally consist of, or relate to, the NEO’s material breach of his severance agreement, the NEO’s willful failure to perform his duties or the NEO’s conviction of a felony or a crime involving dishonesty or moral turpitude. The effective date of termination is the date of the termination.
	Without Cause	Termination by us without cause occurs when we terminate the NEO’s employment for any reason other than for cause or disability. The effective date of termination is the date of the notice from us to the NEO.
Voluntary Termination	For Good Reason	Termination by the NEO for good reason occurs when the NEO terminates his employment for one of the following events, which we do not cure: (i) a reduction in the NEO’s base salary (which was not part of an across-the-board reduction) or target bonus rate; (ii) a material reduction in the NEO’s duties or authority; (iii) a required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office; or (iv) our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the severance agreement within 15 days after a merger, consolidation, sale or similar transaction. The effective date of termination is the date set forth in a notice from the NEO to us.
	Without Good Reason	Termination by the NEO without good reason occurs when the NEO terminates his employment for any reason other than good reason, as described above. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to an NEO as a result of a termination without good reason.

The benefits paid in connection with each of these categories may change if the termination event occurs during the two years following a CIC or an asset sale. Each agreement defines a CIC as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of our Board following the transaction. Each agreement defines an asset sale as a sale of all or substantially all of CarMax’s assets in a single transaction or a series of related transactions.

TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table shows the estimated payments and benefits that we would provide to each NEO under various scenarios related to a termination of employment or a CIC. The table assumes that each termination event occurred on February 28, 2021. Accordingly, we made certain calculations using a common stock value of $119.51 per share, which was the closing market price on February 26, 2021, the last trading day of our fiscal year. The footnotes to the table explain how these amounts are calculated and how they are paid (that is, in a lump sum or over an extended period). The payments described below would be made by CarMax. Section 409A of the Internal Revenue Code imposes a six-month delay on payments related to a termination of employment in certain circumstances. Accordingly, the payment (or first payment) of any amount listed below may be delayed by six months.

The following table does not include amounts payable to each NEO under our Pension Plan, Benefit Restoration Plan, Retirement Restoration Plan or Executive Deferred Compensation Plan, the details of which can be found in the sections titled “Pension Benefits in Fiscal 2021” on pages 51 and 52 and “Nonqualified Deferred Compensation in Fiscal 2021” on pages 53 and 54. None of the termination events discussed below enhances or reduces any payments to be made under these plans.

			TYPE OF TERMINATION EVENT
Name	Type of Payment		Termination Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
William D. Nash	Severance Payment(a)		5,590,154	5,590,154	—	—	—
	Annual Incentive Bonus(b)		1,666,837	—	—	1,666,837	1,666,837
	Long-Term Equity Award(c)		3,804,927	3,804,927	—	39,478,324	3,654,177
	Other Payments:	Good Reason(d)	—	1,666,837	—	—	—
		CIC(e)	—	—	—	—	9,588,098
	Other Benefits:	Health(f)	19,046	19,046	—	—	19,046
		Financial Services(g)	14,675	14,675	—	14,675	14,675
		Outplacement(h)	50,000	50,000	—	—	50,000
	TOTAL		11,145,639	11,145,639	—	41,159,836	14,992,833
Enrique N. Mayor-Mora	Severance Payment(a)		885,000	—	—	—	—
	Annual Incentive Bonus(b)		319,745	—	—	—	—
	Long-Term Equity Award(c)		387,882	387,882	—	5,273,889	387,882
	Other Payments:	Good Reason(d)	—	—	—	—	—
		CIC(e)	—	—	—	—	885,000
	Other Benefits:	Health(f)	—	—	—	—	—
		Financial Services(g)	14,675	14,675	—	14,675	14,675
		Outplacement(h)	—	—	—	—	—
	TOTAL		1,607,302	402,557	—	5,288,564	1,287,557
Edwin J. Hill	Severance Payment(a)		2,632,548	2,632,548	—	—	—
	Annual Incentive Bonus(b)		559,224	—	559,224	559,224	559,224
	Long-Term Equity Award(c)		10,320,270	10,320,270	12,465,889	12,419,770	10,274,151
	Other Payments:	Good Reason(d)	—	559,224	—	—	—
		CIC(e)	—	—	—	—	4,348,600
	Other Benefits:	Health(f)	19,046	19,046	—	—	19,046
		Financial Services(g)	14,675	14,675	14,675	14,675	14,675
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		13,570,763	13,570,763	13,039,788	12,993,669	15,240,696

			TYPE OF TERMINATION EVENT
Name	Type of Payment		Termination Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
Eric M. Margolin	Severance Payment(a)		2,255,910	2,255,910	—	—	—
	Annual Incentive Bonus(b)		479,216	—	479,216	479,216	479,216
	Long-Term Equity Award(c)		8,882,746	8,882,746	10,665,040	10,627,535	8,845,241
	Other Payments:	Good Reason(d)	—	479,216	—	—	—
		CIC(e)	—	—	—	—	3,726,447
	Other Benefits:	Health(f)	19,046	19,046	—	—	19,046
		Financial Services(g)	14,675	14,675	14,675	14,675	14,675
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		11,676,593	11,676,593	11,158,931	11,121,426	13,109,625
Thomas W. Reedy(i)	Severance Payment(a)		2,746,324	2,746,324	—	—	—
	Annual Incentive Bonus(b)		583,393	—	583,393	583,393	583,393
	Long-Term Equity Award(c)		10,462,581	10,462,581	12,608,200	12,562,082	10,416,462
	Other Payments:	Good Reason(d)	—	583,393	—	—	—
		CIC(e)	—	—	—	—	4,536,542
	Other Benefits:	Health(f)	17,240	17,240	—	—	17,240
		Financial Services(g)	14,675	14,675	14,675	14,675	14,675
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		13,849,213	13,849,213	13,206,268	13,160,150	15,593,312

(a)For Messrs. Nash, Reedy, Hill, and Margolin, we calculate severance payments using the following formula: 2 x (Base Salary + (Last Annual Bonus as determined by the Compensation and Personnel Committee)). This amount is paid in equal monthly installments over the 24-month period following the date of termination. As of February 28, 2021, the last annual bonus as determined by the Compensation and Personnel Committee was the fiscal 2021 bonus, which is set forth for the applicable NEOs in the “Summary Compensation Table” on page 46. For Mr. Mayor-Mora, the severance payment is equal to his then-current bi-weekly salary amount, to be paid for and over the course of 39 bi-weekly periods.
(b)The Annual Incentive Bonus is the bonus paid pursuant to our Bonus Plan. With the exception of Mr. Mayor-Mora, the NEO severance agreements provide for a bonus payment, calculated in one of two ways, in certain termination scenarios. If an NEO is terminated without cause or retires, we pay a pro rata actual bonus, which is the pro rata share of the NEO’s annual bonus based on actual performance for the fiscal year in which the termination occurs. The pro rata actual bonus is paid to the NEO in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2021, our fiscal year end, the pro rata actual bonus is equal to the NEO’s actual bonus for fiscal 2021. In contrast, if an NEO is terminated without cause—or leaves the Company for good reason—following a CIC, or if the NEO dies or becomes disabled, we pay a pro rata target bonus. The pro rata target bonus is the pro rata share of the NEO’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The pro rata target bonus is paid to the NEO in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2021, our fiscal year end, the pro rata target bonus is equal to the NEO’s target bonus amount. The severance agreement with Mr. Mayor-Mora does not provide for a bonus payment in these scenarios.
(c)Following the designated termination events, all or a portion of the equity awards made to the NEO during the course of his employment will vest and become exercisable in accordance with the terms and conditions of our Stock Incentive Plan and the individual award agreement. For additional information regarding each NEO’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2021 Year End” table on pages 49 and 50. The value of the vested but unexercised portion of each option has not been included in the amounts reported above because their receipt is not accelerated by termination events.

(d)The NEO severance agreements for Messrs. Nash, Reedy, Hill, and Margolin provide for a Good Reason Payment, which is a one-time payment made to the NEO following his termination for Good Reason. It is equal to the NEO’s base salary on the date of termination multiplied by a certain percentage, which percentage is generally the same as the NEO’s target bonus percentage. The Good Reason Payment is paid in a lump sum cash payment within ten days after the date of termination. The severance agreement with Mr. Mayor-Mora does not provide for a Good Reason payment (unless it occurs following a CIC).
(e)The Change-in-Control Payment is equal to 2.99 times the NEO’s final compensation, which consists of the sum of the NEO’s base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to the NEO for the two most recently completed fiscal years. As of February 28, 2021, the higher annual bonus was the fiscal 2020 bonus for each of our NEOs. The Change-in-Control Payment will be paid to the NEO in equal monthly installments over the 24-month period following the date of termination, unless the payment is related to an Internal Revenue Code Section 409A CIC event, as that term is defined in each NEO’s agreement, in which case the Change-in-Control Payment will be paid in a lump sum cash payment on the forty-fifth day after the date of termination. The severance agreement with Mr. Mayor-Mora only provides for a payment in connection with a CIC if he terminates his employment following the CIC for Good Reason (as defined in his agreement). The payment would be equal to his then-current bi-weekly salary amount, to be paid for and over the course of 39 bi-weekly periods.
(f)If the NEO elects to continue coverage under our health, dental or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the NEO will be responsible for remitting to us the appropriate COBRA premium. We will reimburse the NEO for a portion of the COBRA premium equal to the sum of: (i) the amount that we would have otherwise paid for the coverage if he had remained an active associate; and (ii) the COBRA administration fee. This partial COBRA reimbursement will be paid in equal monthly installments for up to an 18-month period. For purposes of the table on pages 56 and 57, we have assumed that each officer elected to continue his coverage on February 28, 2021, for the full 18-month period. The severance agreement with Mr. Mayor-Mora does not provide for this benefit.
(g)We provide a tax and financial planning benefit to our NEOs for the one-year period following early or normal retirement, termination without cause (including death, disability or a termination for good reason) and a CIC. The annual cost of this service is $14,675.
(h)Outplacement services are available to each NEO in an amount not to exceed $50,000 for Mr. Nash and $25,000 for the other NEOs, except for Mr. Mayor-Mora. The table on pages 56 and 57 assumes that the maximum outplacement benefit is paid to each NEO. The severance agreement with Mr. Mayor-Mora does not provide for this benefit.
(i)Mr. Reedy retired effective February 28, 2021 and the amounts included in the Early or Normal Retirement column reflect the amounts he was then entitled to receive.

CEO Pay Ratio

The following information about the relationship between the compensation of our employees and the compensation of Mr. Nash, our President and Chief Executive Officer, is provided in compliance with the requirements of Item 402(u) of Regulation S-K of the Securities Exchange Act of 1934 (“Item 402(u)”). In fiscal 2021, the estimated median of the annual total compensation of our employees, excluding Mr. Nash, was $46,988. Mr. Nash’s total compensation for fiscal 2021, as reported in the Summary Compensation Table on page 46 of this proxy statement, was $9,891,893. The resulting estimated ratio of the annual total compensation of Mr. Nash to the median of the annual total compensation of all employees was 211 to 1.

We took the following steps in identifying the median of the annual total compensation of all our employees. We determined that, as of January 1, 2021, our employee population was equal to 26,152 individuals, all located in the United States. This number includes all the individuals determined to be employees for federal tax purposes, whether full-time, part-time, or temporary, as of that date. We continued to use a January 1 measuring date, which is within the last three months of our fiscal year as required by Item 402(u), because it aligned with calendar year payroll procedures.

We next identified the employee receiving the median amount of compensation in our employee population. While the methodology we used to select the median employee remained the same as last year, and there has been no change in our employee population or compensation arrangements that we believe would significantly change this disclosure, we selected a new median employee this year to ensure the pay ratio accurately reflects the median of the annual total compensation of all our employees. To identify the employee, we compared the amount of wages and other compensation received by each employee, other than Mr. Nash, as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for the calendar year ended December 31, 2020. This compensation measure was annualized for permanent employees who were employed on the measuring date but who did not work for the full calendar year. The compensation measure was consistently applied to all our employees.

As required by Item 402(u), once we identified our median employee we measured that employee’s annual total compensation for the 2021 fiscal year by adding together the same elements of compensation that are included in Mr. Nash’s total fiscal 2021 compensation reported in the Summary Compensation Table on page 46.

The resulting pay ratio was calculated in a manner consistent with Item 402(u) and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at CarMax. Other public companies may use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

DIRECTOR COMPENSATION

Our non-employee directors are compensated for their services as described below. Mr. Nash does not receive any compensation for serving as a director.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for fiscal 2021. The Compensation and Personnel Committee (the “Committee”) reviews this program annually and recommends changes to the Board as appropriate.

Compensation Element	Director Compensation Program(a)
Annual Cash Retainer	$85,000(b)
Annual Equity Retainer	$175,000(c)
Board Chair Fee	$190,000
Lead Independent Director Fee	$50,000
Committee Chair Fee	$30,000 for the Audit Committee $15,000 for the Compensation and Personnel Committee $15,000 for the Nominating and Governance Committee
Audit Committee Fee	$5,000
Board Meeting Fee	None(d)
Committee Meeting Fee	$1,500 per in-person meeting and $750 per telephonic meeting(e)
(a)In addition to the compensation elements disclosed above, we reimburse our directors for travel and other necessary business expenses incurred in the performance of their services to us. Each non-employee director whose term in office began before June 2014 is eligible for coverage under our health, dental and vision plans at the same rates at which coverage is offered to our associates. Non-employee directors may not use our plane for personal travel.
(b)Beginning April 1, 2020, in response to the COVID-19 pandemic, the Board determined to forgo the Annual Cash Retainer indefinitely. It was reinstated effective August 1, 2020.
(c)The annual equity retainer consists of restricted stock units vesting on the one-year anniversary of the grant date. Restricted stock units granted to non-employee directors in fiscal 2021 will vest on June 26, 2021, while also permitting the deferral of the receipt of the vested shares until a later date.
(d)We do not pay directors a fee for attending a board meeting unless there are more than eight board meetings during a fiscal year. Under the past fee authorizations, if there were more than eight meetings we would pay, for each additional meeting, directors fees of $1,500 per in-person meeting and $750 per telephonic meeting. However, the Board waived all such fees in fiscal 2021 due to the ongoing COVID-19 pandemic despite holding a total of 18 meetings.
(e)As all committee meetings were held remotely in fiscal 2021, no meetings qualified for the in-person meeting fee.

Each year, the Committee, with the assistance of SBCG its independent compensation consultant, conducts an analysis of non-employee director compensation at CarMax in relation to the compensation paid for director services at our peer group companies and in the marketplace more broadly.  As a result of this analysis and the ongoing COVID-19 pandemic, the Committee recommended, and the Board approved, that the compensation paid for director services remain unchanged for fiscal 2021. The Board also determined to forgo its annual cash retainer from the beginning of April to the beginning of August in response to the pandemic.

Our corporate governance guidelines include director stock ownership guidelines. These guidelines require non-employee directors to own CarMax common stock or other forms of equity with a value equivalent to five times the annual cash retainer within five years of joining the Board. Each of our non-employee directors met this guideline as of February 28, 2021.

Non-Employee Director Compensation in Fiscal 2021

The following table provides each element of non-employee director compensation for fiscal 2021.

Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b)(c) ($)	All Other Compensation(d) ($)	Total ($)
Peter J. Bensen	100,667	174,978	5,000	280,645
Ronald E. Blaylock	76,167	174,978	15,157	266,302
Sona Chawla	61,167	174,978	—	236,145
Thomas J. Folliard	246,667	174,978	16,985	438,630
Shira D. Goodman	74,667	174,978	5,205	254,850
Robert J. Hombach	70,667	174,978	5,025	250,670
David W. McCreight	70,667	174,978	—	245,645
Mark F. O’Neil	70,667	174,978	—	245,645
Pietro Satriano	59,667	174,978	—	234,645
Marcella Shinder	59,667	174,978	25	234,670
Mitchell D. Steenrod	111,167	174,978	7,275	293,420
(a)Represents the cash compensation earned in fiscal 2021 for Board, Committee, and Board and Committee chair service.
(b)Represents the aggregate grant date fair value of the restricted stock unit awards made in fiscal 2021 as determined in accordance with ASC Topic 718. In June 2020, we granted 2,021 shares of restricted stock units to each non-employee director then in office.
(c)The following table provides information on the number of shares of unvested restricted stock units, the number of shares of vested restricted stock units for which payment has been deferred, and the aggregate option awards held by each of our non-employee directors as of February 28, 2021. All options held by our non-employee directors (which are limited to Mr. Folliard) were fully vested as of February 28, 2021. Mr. Folliard’s options were awarded to him in connection with his prior service as the company’s president and chief executive officer.

Name	Restricted Stock Units (#)	Outstanding Option Awards (#)
Peter J. Bensen	6,431	—
Ronald E. Blaylock	2,021	—
Sona Chawla	6,431	—
Thomas J. Folliard	6,431	185,120
Shira D. Goodman	2,020	—
Robert J. Hombach	6,431	—
David W. McCreight	5,834	—
Mark F. O’Neil	3,009	—
Pietro Satriano	5,450	—
Marcella Shinder	6,431	—
Mitchell D. Steenrod	6,431	—
(d)Represents matching charitable gifts made by The CarMax Foundation as part of its matching gifts program and the cost to CarMax for participation in its health, dental and vision plans (both the matching gifts program and the plans are broadly available to all CarMax associates). None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the non-executive director.

PROPOSAL FOUR: SHAREHOLDER PROPOSAL REGARDING A REPORT ON POLITICAL CONTRIBUTIONS

In accordance with SEC regulations, the shareholder proposal and supporting statement presented below were submitted by a shareholder and are quoted verbatim. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

The International Brotherhood of Teamsters General Fund, located at 25 Louisiana Avenue, NW, Washington, DC 20001, has advised CarMax that it intends to present the following shareholder proposal at the annual shareholders meeting. The proponent owns 80 shares of CarMax common stock.

Shareholder Proposal

Resolved, that the shareholders of CarMax Inc. (“CarMax” or “Company”), hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to: (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.The identity of the recipient as well as the amount paid to each; and,

b.The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement:

As long-term shareholders of CarMax, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the Company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

CarMax discloses a policy on corporate political contributions but this is deficient because the Company does not disclose any of its election-related spending on its website.

Relying on publicly available data does not provide a complete picture of the Company’s electoral spending. For example, CarMax’s payments to trade associations or other tax-exempt “dark money” groups that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes. This would bring our Company in line with a growing number of leading companies, including Kohls Corp., CVS Health Corp., and CSX Corp., which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. We urge your support for this critical governance reform.

The Board’s Statement in Opposition

The Board has carefully considered the foregoing shareholder proposal and concluded that it is not in the best interests of CarMax or its shareholders and recommends that shareholders vote against the proposal. This position was supported by our shareholders at the 2016, 2017, 2018 and 2019 annual meetings, when over 70% of the shares voted were cast against almost identical shareholder proposals. Our reasons are described below.

CarMax is committed to adhering to the highest ethical standards when engaging in any political activities

Reflecting this commitment, the Nominating and Governance Committee has adopted the CarMax Corporate Political Contribution Policy (“Political Contribution Policy”), a formal written policy setting forth our policies and procedures on political contributions and political activity. The policy is available under the “Governance” link on our website at investors.carmax.com. As described in the Political Contribution Policy, CarMax makes decisions regarding corporate political contributions and political activity based on many factors, including, but not limited to: a candidate’s support for maintaining a competitive business environment; a candidate’s support for issues important to CarMax; and a candidate’s service or potential service in leadership or on key committees. Contribution decisions are not based on the personal preferences of senior management or directors. Senior management annually approves CarMax’s political contribution budget and all corporate political contributions over $1,000 must be specifically approved by CarMax’s General Counsel. In addition, the General Counsel receives quarterly reports of all other contributions and CarMax’s Government Affairs activities are reported to the Nominating and Governance Committee annually.

Responsible participation in the political process, including through legal political contributions, is important for CarMax’s business

CarMax is in a highly regulated industry and, as such, the Company’s operations are significantly affected by the actions of elected officials. It is therefore important that CarMax responsibly participate in industry trade associations and the electoral and legislative process in order to protect our customers and your interests as shareholders.

CarMax’s corporate political contributions are financially insignificant and adequate information already is available

While our corporate political contributions serve an important corporate purpose, such contributions represent only a small fraction of our total annual expenses (less than 0.0009% in fiscal 2021). In addition, those contributions are made to state political candidates in accordance with state law and our Political Contribution Policy and are required to be disclosed either by the recipient or the donor in accordance with applicable laws.

In addition, U.S. federal law currently prohibits companies from making corporate contributions or providing anything of value to any political candidate, campaign committee or other organization in connection with any federal election; thus, we do not make such contributions. While a company may not make these types of contributions, it can form a Political Action Committee (“PAC”), which is permitted to direct contributions to candidates for federal office, national party committees, or candidates in states where only PAC contributions are permitted. CarMax chooses not to operate a PAC and therefore does not and may not make any such contributions.

Moreover, although permitted to do so by federal law, CarMax has a long-standing practice against, and our Political Contribution Policy prohibits, using corporate resources for the direct funding of independent political expenditures expressly advocating for or against candidates in elections for public office.

Given the information that CarMax already provides on its corporate political contributions, the Board believes that additional disclosure is not necessary to provide shareholders visibility into our limited political contributions and, thus, spending further corporate funds to generate the report requested by the shareholder proposal would not be a productive use of corporate resources.

CarMax’s trade association memberships serve multiple objectives unrelated to political activities

CarMax participates in various trade associations to keep abreast of business and technical issues as well as emerging standards within the automotive retail industry. We do not join trade associations to advance political purposes, and our membership in a particular trade association does not represent our agreement with all of the association’s positions or views. Thus, disclosure of our association dues would not provide our shareholders with a greater understanding of our business strategies, initiatives or values. Because our payments to trade associations do not necessarily reflect our views on every action a trade association may take, and because we support trade associations for reasons unrelated to any of their political activities, we do not believe reporting our trade association dues would provide meaningful information to investors.

Given the policies and procedures set forth in our Political Contribution Policy and the purposeful, yet limited, nature of CarMax’s political contributions and expenditures, about which adequate information already is publicly available, the Board believes that adoption of the shareholder proposal is both unnecessary and not in the best interests of shareholders.

The Board recommends a vote AGAINST Proposal Four.

CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of March 31, 2021, by:
▪Our CEO and the other named executive officers.
▪Each director or nominee for director.
▪All of our directors and executive officers as a group.
Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Shares that May Be Acquired Within 60 Days after March 31, 2021	Shares of CarMax Common Stock Beneficially Owned as of March 31, 2021(a)(b)	Percent of Class
William D. Nash(c)	667,386	775,705	*
Enrique Mayor-Mora	49,582	57,851	*
Edwin J. Hill	279,493	285,095	*
Eric M. Margolin(d)	228,398	248,678	*
Thomas W. Reedy	217,123	234,446	*
Directors/Director Nominees
Peter J. Bensen	2,390	7,390	*
Ronald E. Blaylock	—	15,025	*
Sona Chawla	2,020	4,426	*
Thomas J. Folliard	191,551	392,076	*
Shira Goodman	—	26,439	*
Robert J. Hombach	6,431	6,458	*
David W. McCreight	—	—	*
Mark F. O’Neil(e)	3,009	18,904	*
Pietro Satriano	2,021	2,021	*
Marcella Shinder	4,410	11,533	*
Mitchell D. Steenrod	4,410	22,144	*
All directors and executive officers as a group (22 persons)	2,401,785	2,878,822	1.76%
* Represents beneficial ownership of less than one percent of the 163,180,172 shares of CarMax common stock outstanding on March 31, 2021.
(a)    In addition to shares of CarMax common stock beneficially owned on March 31, 2021, includes (i) shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after March 31, 2021, (ii) shares of CarMax common stock that will be acquired upon the May 1, 2021 settlement of the MSUs granted to certain officers on May 1, 2018, and (iii) shares of CarMax common stock that could be acquired by certain directors upon the settlement of restricted stock units for which settlement has been deferred until retirement from the CarMax board. Each of the MSUs has been converted to shares of CarMax common stock based upon the applicable conversion formula and our assumption that the average closing price of our stock during the final 40 trading days of the MSU’s three-year vesting period was equal to the closing price of our stock on March 31, 2021. Since the closing price on that day, $132.66, exceeded the 200% cap on the conversion formula, we calculated the number of shares using the capped value, $126.08. Each director restricted stock unit is converted into one share of CarMax common stock upon settlement.
(b)Does not include vested restricted stock units held by non-employee directors (“DSUs”) for which payment has been deferred until the January 1 following the holding director’s retirement from the Board. At the end of the deferral period one share will be issued for each

DSU. The following directors hold the listed number of DSUs excluded from the table for this reason: Mr. Bensen (2,020), Ms. Chawla (2,390), Mr. McCreight (3,813), and Mr. Satriano (3,429).
(c)Mr. Nash is also a director of CarMax.
(d)1,449 shares held indirectly by Mr. Margolin’s immediate family members in a spousal lifetime access trust.
(e)15,895 shares held indirectly by Mr. O’Neil’s spouse in a revocable trust.

Share Ownership of Certain Beneficial Owners

The following table includes, as of December 31, 2020, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)	Number of Shares Owned	Percent of Class
The Vanguard Group, Inc.(a) 100 Vanguard Boulevard Malvern, PA 19355	17,189,205	10.54%
BlackRock, Inc.(b) 55 East 52nd Street New York, NY 10055	10,414,643	6.40%
Principal Global Investors, LLC(c) 801 Grand Avenue Des Moines, IA 50392	9,174,243	5.64%
PRIMECAP Management Company(d) 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	8,582,253	5.26%

(a)Information concerning the CarMax common stock beneficially owned as of December 31, 2020, was obtained from a Schedule 13G/A filed February 10, 2021. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole power to dispose of 16,480,333 shares, the shared power to vote 264,452 shares and the shared power to dispose of 708,872 shares of CarMax common stock.
(b)Information concerning the CarMax common stock beneficially owned as of December 31, 2020, was obtained from a Schedule 13G/A filed January 29, 2021. According to the Schedule 13G/A, BlackRock, Inc. has the sole power to vote 9,068,170 shares and the sole power to dispose of 10,414,643 shares.
(c)Information concerning the CarMax common stock beneficially owned as of December 31, 2020, was obtained from a Schedule 13G filed February 16, 2021. According to the Schedule 13G, Principal Global Investors, LLC has the shared power to vote 9,174,243 shares and the shared power to dispose of 9,174,243 shares.
(d)Information concerning the CarMax common stock beneficially owned as of December 31, 2020, was obtained from a Schedule 13G/A filed February 12, 2021. According to the Schedule 13G/A, PRIMECAP Management Company has the sole power to vote 7,902,103 shares and the sole power to dispose of 8,582,253 shares.

Equity Compensation Plan Information

The following table provides information as of February 28, 2021, with respect to our three equity-based compensation plans under which shares of our common stock have been authorized for issuance: (i) our Stock Incentive Plan and (ii) our Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
Stock Incentive Plan	6,265,910	$67.57	7,734,437(a)
Employee Stock Purchase Plan	—	—	2,425,936(b)
Equity compensation plans not approved by security holders	—	—	–
Total	6,265,910	$67.57	10,160,373
(a)   The remaining common stock available for future issuance under the Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, performance compensation awards, or stock appreciation rights.
(b)    The ESPP authorizes the issuance of 8,000,000 shares of common stock. As of February 28, 2021, 5,574,064 shares have been purchased on the open market and 2,425,936 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year or more are eligible to participate. Executive officers may not participate in the ESPP. A participating associate may authorize payroll deductions between 2% and 10% of compensation, up to an annual maximum of $10,000. Each month, the payroll deductions are used to purchase CarMax common stock. Shares are purchased on the open market and the purchase price is the average cost of all shares purchased for a particular month. To encourage participation in the ESPP, we match 15% of the associate’s contribution. An eligible associate may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP. There are no outstanding options, warrants, or rights under the ESPP.

GENERAL INFORMATION

Attending the Virtual Annual Meeting
How to Attend
This year our annual shareholders meeting will be held virtually and there will be no in-person meeting location. The annual shareholders meeting is open to all holders of CarMax common stock as of April 23, 2021. Shareholders will be able to attend and participate in the virtual meeting, including voting their shares and asking questions. To attend and participate in our annual meeting, visit www.virtualshareholdermeeting.com/KMX2021 and enter the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

Our annual meeting will begin promptly at 1:00 p.m., Eastern Time, on June 29, 2021. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio. You may begin to log into the virtual platform beginning at 12:45 p.m., Eastern Time, on June 29, 2021.

The virtual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the annual meeting.

Submitting Questions at the Meeting	If shareholders attending the annual meeting wish to submit a question during the meeting, click on the “messages” icon in the upper right. Pertinent questions will be answered during the meeting, subject to time constraints.

If you are unable to attend our annual meeting, a replay of the annual meeting will be posted to our website at investors.carmax.com after the meeting.

Voting Information
Shareholders Entitled to Vote	If you owned CarMax common stock at the close of business on April 23, 2021, you can vote at the annual shareholders meeting. Each share of common stock is entitled to one vote.

To conduct the annual shareholders meeting, a majority of our outstanding shares of common stock as of April 23, 2021, must be present or represented by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists. There were 163,151,136 shares of CarMax common stock outstanding on April 23, 2021.
How to Vote (Record Owners)
Shareholders of record (that is, shareholders who hold their shares in their own name) may vote in any of the following ways:

●     By Internet Before the Virtual Meeting. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the Control Number included on the Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

●     By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

●     At the Virtual Meeting. While we encourage you to vote your shares prior to the annual meeting, you may vote at the virtual annual shareholders meeting by logging into the virtual platform at www.virtualshareholdermeeting.com/KMX2021 as a shareholder and following the voting link. You will need your 16-digit control number found on your proxy card or notice document to do so.

Participants in our ESPP may vote in any of the ways listed above.

How to Vote (Beneficial Owners)
If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you may vote in any of the following ways:

●     By Internet Before the Virtual Meeting. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

●     By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided.

●     At the Virtual Meeting. While we encourage you to vote your shares prior to the annual meeting, you may vote at the virtual annual shareholders meeting by logging into the virtual platform at www.virtualshareholdermeeting.com/KMX2021 as a shareholder and following the voting link. You will need your 16-digit control number found on your proxy card or notice document to do so.

Deadline for Voting (Before the Virtual Meeting)	For both shareholders of record and beneficial owners of shares held in street name (other than ESPP participants), online and telephone voting is available through 11:59 p.m. ET on Monday, June 28, 2021.

For shares held by ESPP participants in an ESPP account, online and telephone voting is available through 11:59 p.m. ET on Thursday, June 24, 2021.

Changing Your Vote	You may revoke your proxy at any time before it is exercised by submitting a subsequent vote using any of the methods described above.
Effect of Not Voting
Shareholders of Record. If you are a shareholder of record and you:

 ●     Do not vote via the internet before the virtual meeting, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote your shares.

 ●     Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion on any other matters properly presented for a vote.

Beneficial Owners of Shares Held in Street Name or Participants in the ESPP. If you are a beneficial owner of shares held in street name or a participant in the ESPP and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares generally may vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote your shares on this matter. This is generally referred to as a “broker non-vote.”

Voting Standards	Proposals One (election of directors), Two (ratification of KPMG), Three (advisory vote on executive compensation), and Four (shareholder proposal regarding a report on political contributions) must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast on Proposals One, Two, Three, and Four.
Routine and Non-Routine Proposals
Routine Proposals. Proposal Two (ratification of KPMG) is considered a routine matter. A broker or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal Two.

Non-routine Proposals. Proposals One (election of directors), Three (advisory vote on executive compensation) and Four (shareholder proposal regarding a report on political contributions) are considered non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these proposals.

Counting the Votes	A representative of American Election Services, LLC will tabulate the votes and act as inspector of election at the annual shareholders meeting.

Proxy Information
Electronic Access to Proxy Materials and Annual Report
We are providing access to our proxy materials primarily over the internet rather than mailing paper copies of those materials to each shareholder. On or about May 11, 2021, we will mail the Notice to our shareholders. This Notice will provide website and other information for the purpose of accessing proxy materials. The Notice tells you how to:

●     View our proxy materials for the annual shareholders meeting on the internet.

●     Instruct us to send proxy materials to you by mail or email.

Choosing to receive proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual shareholders meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Proxy Solicitation	CarMax pays the cost of soliciting proxies. We will solicit proxies from our shareholders, and, after the initial solicitation, some of our associates or agents may contact shareholders by telephone, by email or in person. We have retained Georgeson, Inc. to solicit proxies for a fee of $9,000 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.
Website Addresses in the Proxy Statement	Website addresses in this proxy statement are inactive textual references. The information on, or accessible through, these websites is not incorporated by reference into, and is not a part of, this proxy statement.
Other Matters
Other Matters	We are not aware of any matters that may come before the annual shareholders meeting other than the four proposals disclosed in this proxy statement. If other matters do come before the annual shareholders meeting, the named proxies will vote in accordance with their best judgment.
Next Year’s Meeting	We plan to hold our 2022 annual shareholders meeting on or about June 28, 2022.

Shareholder Proposal Information
Advance Notice of Director Nominations, Shareholder Proposals and Other Items of Business
Director Nominations.

● Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in Sections 2.3 and 2.3A of our bylaws. Notice of proxy access director nominees must be received no earlier than December 12, 2021, and no later than January 11, 2022.

● Director nominations that a shareholder intends to present at the 2022 annual shareholders meeting, but does not intend to have included in CarMax’s proxy materials, must be received no earlier than December 12, 2021, and no later than January 11, 2022. The notice must satisfy the requirements set forth in Section 2.3 of our bylaws.

Shareholder Proposals and Other Items of Business. A shareholder proposal will be acted upon at the 2022 annual shareholders meeting only if it is included in our proxy statement or submitted under Section 1.3 of our bylaws.

To be considered for inclusion in our 2022 proxy statement, a shareholder proposal must be received by our Corporate Secretary no later than January 11, 2022, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

To bring a matter for consideration before the 2022 annual shareholders meeting that is not included in the 2022 proxy statement, you must notify our Corporate Secretary no earlier than the close of business on December 12, 2021, and no later than the close of business on January 11, 2022, and must comply with Section 1.3 of our bylaws.

All director nominations and proposals must be submitted in writing to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

CARMAX, INC.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238
(804) 747-0422

www.carmax.com

CARMAX, INC.
12800 TUCKAHOE CREEK PARKWAY
RICHMOND, VA 23238
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 28, 2021 for shares held directly and by 11:59 P.M. ET on June 24, 2021 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KMX2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 28, 2021 for shares held directly and by 11:59 P.M. ET on June 24, 2021 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D46326-P51579

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARMAX, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors for a one year term expiring at the 2022 Annual Shareholder's Meeting

Nominees:	For	Against	Abstain
1a. Peter J. Bensen	☐	☐	☐
1b. Ronald E. Blaylock	☐	☐	☐
1c. Sona Chawla	☐	☐	☐
1d. Thomas J. Folliard	☐	☐	☐
1e. Shira Goodman	☐	☐	☐
1f. Robert J. Hombach	☐	☐	☐
1g. David W. McCreight	☐	☐	☐
1h. William D. Nash	☐	☐	☐
1i. Mark F. O'Neil	☐	☐	☐
1j. Pietro Satriano	☐	☐	☐
1k. Marcella Shinder	☐	☐	☐
1l. Mitchell D. Steenrod	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐
3. To vote on an advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.	For	Against	Abstain
4. To vote on a shareholder proposal regarding a report on political contributions, if properly presented at the meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D46327-P51579

CARMAX, INC.
Annual Meeting of Shareholders
June 29, 2021 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Eric M. Margolin and Enrique Mayor-Mora (the "named proxies"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CARMAX, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM ET on June 29, 2021, via live webcast at www.virtualshareholdermeeting.com/KMX2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1; FOR Proposal 2; FOR Proposal 3; and AGAINST Proposal 4.

Continued and to be signed on reverse side